SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Big Lots, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 10, 2012

Dear Shareholder:

We cordially invite you to attend the 2012 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 23, 2012, beginning at 9:00 a.m. EDT.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 26, 2012. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

STEVEN S. FISHMAN
Chairman, Chief Executive Officer and President

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2012

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 23, 2012, beginning at 9:00 a.m. EDT, for the following purposes:

1.	To elect nine directors of Big Lots, Inc.;

2.	To consider and vote upon a proposal to approve the Big Lots 2012 Long-Term Incentive Plan;

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2012 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables;

4.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2012; and

5.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 26, 2012, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

CHARLES W. HAUBIEL II
Executive Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary

April 10, 2012
Columbus, Ohio

____________________

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
Purpose of the Annual Meeting	1
Shareholder Voting Rights	1
Registered Shareholders and Beneficial Shareholders	1
Internet Availability of Proxy Materials	2
Attendance at the Annual Meeting	2
How to Vote	2
Householding	3
Tabulation of Votes	3
Board’s Recommendations	3
Quorum	4
Vote Required to Approve a Proposal	4
PROPOSAL ONE	4
GOVERNANCE	7
Board Leadership and Presiding Director	7
Board Meetings in Fiscal 2011	7
Role of the Board’s Committees	7
Selection of Nominees by the Board	8
Majority Vote Policy and Standard	9
Determination of Director Independence	10
Related Person Transactions	10
Board’s Role in Risk Oversight	11
Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals	11
Compensation Committee Interlocks and Insider Participation	11
Communications with the Board	12
DIRECTOR COMPENSATION	12
Retainers and Fees	12
Restricted Stock	12
Director Compensation Table for Fiscal 2011	13
STOCK OWNERSHIP	14
Ownership of Our Common Shares by Certain Beneficial Owners and Management	14
Section 16(a) Beneficial Ownership Reporting Compliance	15

i

PROPOSAL TWO	15
Administration	16
Limits on Awards	16
Eligibility and Participation	17
Types of Awards	17
Effect of Change in Control	19
Limited Transferability	20
Adjustments for Corporate Changes	20
Term, Amendment and Termination	20
Plan Benefits	20
Federal Income Tax Treatment of Awards	20
Market Value	23
Equity Compensation Plan Information	23
EXECUTIVE COMPENSATION	24
Compensation Committee Report	24
Compensation Discussion and Analysis	25
Summary Compensation Table for 2011	46
Grants of Plan-Based Awards in Fiscal 2011	50
Outstanding Equity Awards at 2011 Fiscal Year-End	52
Option Exercises and Stock Vested in Fiscal 2011	53
Nonqualified Deferred Compensation	53
Potential Payments Upon Termination or Change in Control	54
PROPOSAL THREE	61
AUDIT COMMITTEE DISCLOSURE	62
General Information	62
Independent Registered Public Accounting Firm	63
Audit and Non-Audit Services Pre-Approval Policy	63
Fees Paid to Independent Registered Public Accounting Firm	63
Audit Committee Report	64
PROPOSAL FOUR	64
SHAREHOLDER PROPOSALS	64
ANNUAL REPORT ON FORM 10-K	65
PROXY SOLICITATION COSTS	65
OTHER MATTERS	65
Big Lots 2012 Long-Term Incentive Plan	APPENDIX A
Executive Compensation Peer Groups for Fiscal 2011 Executive Compensation	APPENDIX B

ii

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

________________________

PROXY STATEMENT
________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), for use at the 2012 Annual Meeting of Shareholders to be held on May 23, 2012 (“Annual Meeting”), at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. EDT. On or about April 10, 2012, we began mailing to our shareholders of record at the close of business on March 26, 2012, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended January 28, 2012 (“fiscal 2011”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to: (1) elect nine directors to the Board; (2) approve the Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”); (3) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”); (4) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending February 2, 2013 (“fiscal 2012”); and (5) transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 26, 2012, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 66,203,499 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those common shares, a registered shareholder. If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered the beneficial shareholder of the common shares held in street name.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such materials.

A notice that directs our beneficial shareholders to the website at which they will find our proxy materials has been forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they received from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you may be asked to check in at the Annual Meeting registration desk and present a copy of a brokerage or bank statement reflecting your stock ownership as of the record date.

How to Vote

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 22, 2012 at 11:59 p.m. EDT. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. If you properly complete your proxy online or you complete, date, sign and return your proxy card no later than 11:59 p.m. EDT on May 22, 2012, your common shares will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial shareholders should follow the procedures and directions set forth in the materials they will receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Four, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One, Proposal Two and Proposal Three, without specific voting instructions from the beneficial owner of such common shares. Proxies that are signed and submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions, at which time you will be sent separate copies of these documents.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Tabulation of Votes

Tabulation of the votes cast at the Annual Meeting will be performed by Broadridge, as inspected by our duly appointed inspectors of election.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote: (1) FOR the election of its nominated slate of directors (see Proposal One); (2) FOR the approval of the 2012 LTIP (see Proposal Two); (3) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Three); and (4) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2012 (see Proposal Four). If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Corporate Governance Guidelines contain a majority vote policy and our Amended Articles of Incorporation impose a majority vote standard. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, the nine director nominees receiving the greatest number of votes cast will be elected as directors. An “uncontested election” generally means an election of directors at a meeting of shareholders in which the number of director nominees does not exceed the number of directors to be elected and with respect to which no shareholder has submitted to us notice of an intent to nominate a candidate for election as a director at such meeting in accordance with our Code of Regulations, or, if such a notice has been submitted with respect to such meeting, prior to the commencement of the election of directors at such meeting, each such notice with respect to such meeting has been (1) withdrawn by its respective submitting shareholder in writing to our corporate secretary, (2) determined not to be a valid and effective notice of nomination, or (3) determined not to create a bona fide election contest.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated. Broker non-votes and abstentions will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two, Proposal Three and Proposal Four, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. The votes received with respect to Proposal Three and Proposal Four are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two, Proposal Three and Proposal Four will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a negative vote for purposes of Proposal Two, Proposal Three and Proposal Four. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nominees other than Mr. Chambers are currently directors on the Board. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the director nominees, including each nominee’s age (as of the end of fiscal 2011), tenure as a director on the Board, current Board committee memberships, business experience and principal occupation for the past five or more years, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Selection of Nominees by the Board” section below), and other public company directorships held by each nominee during the past five years. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

			Current Committee Membership
					Nominating /
					Corporate	Strategic
		Director	Audit	Compensation	Governance	Planning
Name	Age	Since	Committee	Committee	Committee (1)	Committee (1)
Jeffrey P. Berger	62	2006			*
James R. Chambers	54	-
Steven S. Fishman	60	2005
Peter J. Hayes	69	2008	*
Brenda J. Lauderback	61	1997			*
Philip E. Mallott	54	2003	**			*
Russell Solt	64	2003	*	*
James R. Tener	62	2005		*
Dennis B. Tishkoff	68	1991		**		*
____________________

*	Committee Member

**	Committee Chair

(1)	David T. Kollat, who is retiring at the Annual Meeting and is not standing for re-election, currently serves as the Chair of our Nominating/Corporate Governance Committee and our Strategic Planning Committee.

Jeffrey P. Berger is the former Executive Vice President, Global Foodservice, and President and Chief Executive Officer of Heinz North America Foodservice (manufacturer and marketer of processed food products). The Board would be well served by the perspective provided by Mr. Berger’s 14 years of experience as a chief executive of a multibillion dollar company and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

James R. Chambers is the former President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique (spirits manufacturer). Prior to Remy, Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), as the Chief Executive Officer of Netgrocer.com (online grocery retailer), and as the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he chaired the Nominating and Governance Committee and served on the Compensation Committee. Mr. Chambers’ extensive cross-functional packaged goods industry experience and 15 year track record in general management make him an excellent candidate to serve on the Board.

Steven S. Fishman is the Chairman, Chief Executive Officer and President of Big Lots. Before joining us in July 2005, Mr. Fishman served as the President, Chief Executive Officer and Chief Restructuring Officer of Rhodes, Inc. (furniture retailer that filed for bankruptcy on November 4, 2004); the Chairman and Chief Executive Officer of Frank’s Nursery & Crafts, Inc. (lawn and garden specialty retailer that filed for bankruptcy on September 8, 2004); and the President and Founder of SSF Resources, Inc. (investment and consulting). Mr. Fishman’s strong leadership skills, proven management capabilities, and more than 36 years of diverse retail experience with discount, specialty and department store retailers, including 25 years of experience in a senior executive role, make Mr. Fishman an excellent choice to continue serving on the Board.

Peter J. Hayes is the former Chief Operating Officer of Variety Wholesalers, Inc. (retailer). Mr. Hayes also previously served as the President and Chief Operating Officer of Family Dollar Stores, Inc. (retailer); and the Chairman and Chief Executive Officer of the Gold Circle / Richway divisions of Federated Department Stores, Inc. (retailer). Mr. Hayes’ experience in discount retail, his leadership experience at large corporations and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules, make him well suited to continue serving on the Board.

Brenda J. Lauderback is the former President – Wholesale Group of Nine West Group, Inc. (retail and wholesale footwear). Ms. Lauderback also previously served as the President – Footwear Wholesale of U.S. Shoe Corporation (retail and wholesale footwear); and the Vice President, General Merchandise Manager of Dayton Hudson Corporation (retail stores). Ms. Lauderback is also currently a director of Denny’s Corporation (where she is the chair of the corporate governance and nominating committee and a member of the compensation and incentives committee), Select Comfort Corporation (where she is the chair of the corporate governance and nominating committee), and Wolverine World Wide, Inc. (where she is the chair of the governance committee and a member of the audit committee). Ms. Lauderback previously served as a director of Irwin Financial Corporation. Ms. Lauderback’s extensive service on the boards of other public companies and experience in leadership roles with other retailers make her well-suited to continue serving on the Board.

Philip E. Mallott is an independent financial consultant and retail stock analyst. Mr. Mallott previously served as the Vice President and Chief Financial Officer of Intimate Brands, Inc. (retail stores). Mr. Mallott previously served as a director of Tween Brands, Inc. Mr. Mallott’s qualification as an “audit committee financial expert,” his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he would continue to be a valuable member of the Board.

Russell Solt is the former Director of Investor Relations of West Marine, Inc. (specialty retailer and catalog company) where he also previously served as the Executive Vice President and Chief Financial Officer. Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (specialty retailer). Mr. Solt’s experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” makes him well-suited to continue serving on the Board.

James R. Tener is the former President and Chief Operating Officer of Brook Mays Music Company (retail and wholesale music that filed for bankruptcy on July 11, 2006). Mr. Tener also previously served as the Chief Operating Officer of The Sports Authority (sporting goods retailer). Mr. Tener’s extensive experience in senior leadership roles of other publicly-traded retailers and prior service on the board of a privately-held company make him a strong choice to continue serving on the Board.

Dennis B. Tishkoff is the Chairman and Chief Executive Officer of Drew Shoe Corporation (footwear manufacturer, importer, exporter, retailer and wholesaler), and the President of Tishkoff and Associates, Inc. (retail consultant). Mr. Tishkoff previously served as the President and Chief Executive Officer of Shoe Corporation of America (footwear retailer). Mr. Tishkoff’s extensive experience in senior management roles of other retailers and wholesalers, his experience with importing merchandise and his leadership skills led to the conclusion that he will continue to be a valuable member of the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Board Leadership and Presiding Director

The Board is currently comprised of the individuals identified in Proposal One other than Mr. Chambers. Aside from Mr. Fishman, each of the other nominees and Mr. Kollat are independent as defined by the applicable NYSE and SEC rules), non-employee directors (“outside directors”). Mr. Fishman is our Chief Executive Officer (“CEO”) and serves as Chairman of the Board. The Board also has a presiding director whose primary responsibility is to lead executive sessions of the Board in which our CEO and other members of management are not present. The role of presiding director is rotated quarterly among the outside directors. The presiding director is responsible for establishing an agenda for the session over which he or she presides and, upon the conclusion of an executive session of the Board, meeting with our CEO to address the matters discussed during the executive session.

We believe that the current structure of the Board provides both independent leadership and the benefits afforded by having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing our day-to-day operations, our CEO is best positioned to chair regular Board meetings as we discuss key business and strategic issues. Coupled with an independent presiding director, this structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of our business operations. The Board also believes that Mr. Fishman’s leadership, integrity and vision have been instrumental in our success and that he has the ability to execute both the short-term and long-term strategies necessary in the competitive marketplace in which we operate. Additionally, we have implemented mechanisms that we believe will ensure that we continue to maintain high standards of corporate governance and the continued accountability of our CEO to the Board, including a super-majority of independent outside directors on the Board, the use of a presiding director, and the appointment of only independent outside directors to chair and serve on each of our standing Board committees.

Board Meetings in Fiscal 2011

Five meetings of the Board were held during fiscal 2011. During fiscal 2011, each director attended at least 75% of the aggregate of meetings of the Board and all meetings held by the committees on which he or she served (in each case, held during the periods that he or she served). It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Other than Mr. Chambers, each director named in Proposal One and Mr. Kollat attended the most recent annual meeting of shareholders held in May 2011. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders, the Board and the committees of which he or she is a member.

Role of the Board’s Committees

The Board has standing Audit, Compensation, and Nominating / Corporate Governance Committees. The Board also has a Strategic Planning Committee. Each committee reports on its activities to the Board.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to: (1) the integrity of the financial reports and other financial information provided by us to our shareholders and others; (2) our compliance with legal and regulatory requirements; (3) the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance; (4) the performance of our system of internal controls; (5) our audit, accounting and financial reporting processes generally; and (6) the evaluation of enterprise risk issues. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each of its members is independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee satisfies the standards for an “audit committee financial expert,” as defined by applicable SEC rules, and is “financially literate,” as required by NYSE rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met eight times during fiscal 2011.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for the members of our executive management committee (“EMC”). The EMC is currently comprised of the five executives named in the Summary Compensation Table (“named executive officers”) and other executives holding the office of executive vice president or senior vice president.

The responsibilities of the Compensation Committee include: (1) establishing our general compensation philosophy; (2) overseeing the development of our compensation programs; (3) approving goals and objectives for the incentive compensation awarded to the EMC members; (4) reviewing and recommending to the Board the other compensation for the non-CEO EMC members; (5) administering our compensation programs; and (6) reporting on the entirety of the executive compensation program to the Board. All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met six times during fiscal 2011.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include: (1) recommending individuals to the Board for nomination as members of the Board and its committees; (2) taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines; and (3) reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval. All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met three times during fiscal 2011. The Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Strategic Planning Committee

The responsibilities of the Strategic Planning Committee include: (1) assisting the Board and management in strategic planning, including monitoring issues associated with CEO succession and management development; (2) providing guidance to the Board and management in the development of long-term business objectives and strategic plans; and (3) reviewing the long-term business objectives and strategic plans developed by management. All members of the Strategic Planning Committee are independent.

The functions of the Strategic Planning Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Strategic Planning Committee meets as it deems necessary.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, diversity, the balance of management and independent directors, and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

After completing its evaluation of a prospective nominee, the Nominating / Corporate Governance Committee may make a recommendation to the Board that the targeted individual be nominated by the Board. The Board then decides whether to approve the nominee after considering the recommendation and report of the Nominating / Corporate Governance Committee. Any invitation to join the Board is extended to a prospective nominee by the chair of the Nominating / Corporate Governance Committee and our CEO, after approval by the Board.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. The Nominating/Corporate Governance Committee retained a search firm to assist in identifying a prospective Board member in connection with Mr. Kollat’s retirement from the Board at the Annual Meeting.

Majority Vote Policy and Standard

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election shall be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. See the “About the Annual Meeting - Vote Required to Approve a Proposal - Proposal One” section of this Proxy Statement for more information about what constitutes an uncontested election. Abstentions and broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook its most recent annual review of director independence in March 2012. During this annual review, the Board considered all transactions, relationships and arrangements between each director and director nominee, his or her affiliates, and any member of his or her immediate family, on one hand, and Big Lots, its subsidiaries and members of senior management, on the other hand. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director or director nominee is independent in accordance with NYSE rules.

As a result of this review, the Board affirmatively determined that, with the exception of Mr. Fishman, all of the directors and director nominees are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director or director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Fishman is not an independent director due to his employment by Big Lots.

In determining that each of the directors and director nominees other than Mr. Fishman is independent, the Board considered charitable contributions to not-for-profit organizations of which these directors, director nominees or immediate family members are executive officers or directors, none of which approached the disqualifying thresholds set forth in the NYSE rules. Accordingly, the Board determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors or director nominees.

Related Person Transactions

The Board and the Nominating / Corporate Governance Committee have the responsibility for monitoring compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. The Board and the Nominating / Corporate Governance Committee have enlisted the assistance of our General Counsel’s office and human resources management to fulfill this responsibility. Our written Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies address governance matters and prohibit, without the consent of the Board or the Nominating / Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee also evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (1) involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and (2) in which such related person had, has or will have a direct or indirect material interest. Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and that they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and in each such case the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company. We do not intend to engage in related person transactions disapproved by the Nominating / Corporate Governance Committee. Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include: (1) the reasons for entering into the transaction; (2) the terms of the transaction; (3) the benefits of the transaction to us; (4) the comparability of the transaction to similar transactions with unrelated third parties; (5) the materiality of the transaction to each party; (6) the nature of the related person’s interest in the transaction; (7) the potential impact of the transaction on the status of an independent outside director; and (8) the alternatives to the transaction.

Additionally, on an annual basis, each director, nominee for director and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. These questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions.

Based on our most recent review conducted in the first quarter of fiscal 2012, we have not engaged in any related person transactions since the beginning of fiscal 2011.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, and business conduct and ethics. The Strategic Planning Committee assists the Board and management in managing risks related to strategic planning and succession planning. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental and social matters that may affect our operations, performance or public image.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, at this location on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Mr. Solt, Mr. Tener and Mr. Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves or has served at any time as one of our officers or employees or has or, during fiscal 2011, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2011, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the outside directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail:	http://biglots.safe2say.info

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to outside directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the members of the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each outside director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

The retainers and fees we paid to outside directors for fiscal 2011 consisted of: (1) an annual retainer of $45,000; (2) an additional annual retainer of $15,000 for the chair of the Audit Committee; (3) an additional annual retainer of $10,000 for the chairs of the Compensation Committee and the Nominating / Corporate Governance Committee; (4) $1,500 for each Board meeting attended in person; (5) $1,250 for each committee meeting attended in person; (6) $500 for each Board or committee meeting attended telephonically; and (7) the ability to nominate one or more charities to receive from us donations in the aggregate amount of up to $10,000 per outside director. In addition, during fiscal 2011, the Board determined that the outside directors’ duties were requiring a greater time commitment than contemplated by our Non-Employee Director Compensation Package, and accordingly each outside director was paid additional fees commensurate with such service. No retainers or fees are paid in connection with a director’s service to the Strategic Planning Committee. During fiscal 2011, Messrs. Berger, Hayes, Kollat, Mallott, Solt, Tener and Tishkoff and Ms. Lauderback qualified as outside directors and, thus, received compensation for their Board service. Due to our employment of Mr. Fishman, he did not qualify as an outside director and did not receive compensation for his service as a director. The compensation received by Mr. Fishman as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

Restricted Stock

In fiscal 2011, the outside directors also received a restricted stock award having a grant date fair value equal to approximately $95,000 (2,858 common shares). The fiscal 2011 restricted stock awards were made in May 2011 under the Big Lots 2005 Long-Term Incentive Plan (“2005 LTIP”). The restricted stock awarded to the outside directors in fiscal 2011 will vest on the earlier of (1) the trading day immediately preceding the Annual Meeting or (2) the outside director’s death or disability (as that term is defined in the 2005 LTIP). However, the restricted stock will not vest if the outside director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2011

The following table summarizes the compensation earned by each outside director for his or her Board service in fiscal 2011.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)	($)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	100,250	95,000	—	—	—	10,000	205,250
Mr. Hayes	61,500	95,000	—	—	—	10,000	166,500
Mr. Kollat	110,250	95,000	—	—	—	10,000	215,250
Ms. Lauderback	58,250	95,000	—	—	—	10,000	163,250
Mr. Mallott	133,500	95,000	—	—	—	10,000	238,500
Mr. Solt	109,250	95,000	—	—	—	10,000	214,250
Mr. Tener	60,750	95,000	—	—	—	10,000	165,750
Mr. Tishkoff	112,250	95,000	—	—	—	10,000	217,250
____________________

(1)	Amounts in this column include the additional fees paid to the outside directors for their increased time commitment in fiscal 2011. The additional fees paid to each outside director were as follows: Mr. Berger ($45,000); Mr. Hayes ($3,500); Mr. Kollat ($45,000); Ms. Lauderback ($3,000); Mr. Mallott ($60,000); Mr. Solt ($45,000); Mr. Tener ($3,500); and Mr. Tishkoff ($45,000).

(2)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted to the outside directors in fiscal 2011 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of any estimated forfeitures. The full grant date fair value of the fiscal 2011 restricted stock award granted to each outside director, as computed in accordance with ASC 718, was based on individual awards of 2,858 common shares at a per common share value of $33.24 on the grant date (i.e., $95,000 per outside director). In accordance with ASC 718 and the 2005 LTIP, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.

(3)	As of January 28, 2012, each individual included in the table held 2,858 shares of restricted stock.

(4)	Prior to fiscal 2008, the outside directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan”). The Director Stock Option Plan was terminated on May 30, 2008 and no stock option awards were granted to any outside directors in fiscal 2011. As of January 28, 2012, each individual included in the table held stock options to purchase the following number of common shares: Mr. Berger: 20,000; Mr. Hayes: 0; Mr. Kollat: 60,000; Ms. Lauderback: 30,000; Mr. Mallott: 25,000; Mr. Solt: 4,000; Mr. Tener: 15,000; and Mr. Tishkoff: 4,000.

(5)	Amounts in this column reflect payments made by us during fiscal 2011 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director and director nominees, each of the executive officers named in the Summary Compensation Table, and all our executive officers, directors and director nominees as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of March 9, 2012.

Name of Beneficial	Amount and Nature of	Percent of
Owner or Identity of	Beneficial Ownership	Outstanding
Group	(1)	Common Shares
Lisa M. Bachmann	252,812	*
Jeffrey P. Berger	33,192	*
James R. Chambers	0	*
Joe R. Cooper	144,375	*
Steven S. Fishman	1,296,443	2.0%
Peter J. Hayes	5,542	*
Charles W. Haubiel II	168,750	*
David T. Kollat	26,250	*
Brenda J. Lauderback	10,402	*
Philip E. Mallott	37,692	*
John C. Martin	70,450	*
Russell Solt	8,767	*
James R. Tener	31,192	*
Dennis B. Tishkoff	13,801	*
Sasco Capital, Inc. (2)	5,501,261	8.4%
The Vanguard Group, Inc. (3)	4,343,312	6.6%
BlackRock, Inc. (4)	3,305,297	5.0%
All directors and executive officers as a group (20 persons)	2,543,259	3.9%
____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of March 9, 2012 under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of March 9, 2012 under stock options exercisable within that period are as follows: Ms. Bachmann: 167,812; Mr. Berger: 20,000; Mr. Chambers: 0; Mr. Cooper: 59,375; Mr. Fishman: 452,510; Mr. Hayes: 0; Mr. Haubiel: 88,750; Mr. Kollat: 0; Ms. Lauderback: 0; Mr. Mallott: 25,000; Mr. Martin: 0; Mr. Solt: 0; Mr. Tener: 15,000; Mr. Tishkoff: 0; and all directors and executive officers as a group: 1,063,155.

(2)	In its Schedule 13G/A filed on February 10, 2012, Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2011, had sole voting power over 1,843,020 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(3)	In its Schedule 13G/A filed on February 9, 2012, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2011, had sole voting power over 90,985 of the shares, had sole dispositive power over 4,252,327 of the shares, had shared dispositive power over 90,985 of the shares, and had no shared voting power over the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, was the beneficial owner and directs the voting of 90,985 common shares.

(4)	In its Schedule 13G filed on February 9, 2012, BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2011, had sole voting power and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the Section 16(a) reports filed on behalf of these persons with the SEC and the written representations of our directors and executive officers that no other reports were required by them, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2011 with the reporting requirements of Section 16(a) of the Exchange Act.

PROPOSAL TWO: APPROVAL OF THE BIG LOTS 2012 LONG-TERM INCENTIVE PLAN

Based on the recommendation of the Compensation Committee (referred to as the “Committee” for purposes of this Proposal Two), the Board unanimously adopted, subject to shareholder approval at the Annual Meeting, the 2012 LTIP on March 30, 2012. If our shareholders approve the 2012 LTIP, it will become effective on May 23, 2012, and will replace the 2005 LTIP which will be frozen and no new awards will be granted thereunder. The Board recommends that shareholders approve the 2012 LTIP.

The 2012 LTIP is designed to support our long-term business objectives in a manner consistent with our executive compensation philosophy. The Board believes that by allowing us to continue to offer our employees long-term equity and qualified performance-based compensation through the 2012 LTIP, we will promote the following key objectives:

  aligning the interest of salaried employees, outside directors and consultants with those of our shareholders through increased participant ownership of our common shares; and

  attracting, motivating and retaining experienced and highly qualified salaried employees, outside directors and consultants who will contribute to our financial success.

As with the 2005 LTIP, the 2012 LTIP is an omnibus plan that provides for a variety of types of Awards to maintain flexibility. The 2012 LTIP will permit grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”), (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2012 LTIP.

The total number of common shares available for Awards under the 2012 LTIP is equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the 2005 LTIP that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares). The Board believes that this number represents a reasonable amount of potential equity dilution and provides a powerful incentive for employees to increase the value of Big Lots for all of our shareholders.

As of March 15, 2012, there were 2,320,661 common shares available for grant under the 2005 LTIP and 4,702,362 common shares underlying awards outstanding under the 2005 LTIP (3,440,873 of which are underlying stock options and 1,261,489 of which are underlying restricted stock). As of March 15, 2012: (1) the weighted average exercise price of the 3,664,123 outstanding stock options under our equity compensation plans (including under those plans that previously terminated) was $32.89 and the weighted average remaining term was 4.95 years; and (2) there were 1,261,489 restricted stock awards outstanding under our equity compensation plans (all of which were issued under the 2005 LTIP). Between March 15, 2012 and May 23, 2012, we do not expect to grant awards under the 2005 LTIP covering more than 50,000 common shares.

We have made a concerted effort to manage to reasonable levels the annual run rate – that is, the total number of common shares underlying equity-related awards granted in any given fiscal year divided by the weighted-average number of common shares outstanding during that fiscal year. The annual run rate for fiscal 2009, 2010 and 2011 was 1.76%, 1.94% and 2.17%, respectively, resulting in a three-year average run rate of 1.96%. It is our intention to continue to manage our run rate over time to reasonable levels while ensuring that our executive compensation program is competitive and motivational.

The 2012 LTIP is designed to meet the requirements for deductibility of executive compensation under Section 162(m) of the IRC (“Section 162(m)”) with respect Awards under the 2012 LTIP that are intended to qualify as “qualified performance-based compensation” under Section 162(m). In order to meet one of the Section 162(m) deductibility requirements, the 2012 LTIP imposes limits on the number of common shares underlying Awards that any one participant may receive, as described below in the “Limits on Awards” section of this Proposal Two.

The 2012 LTIP does not permit the repricing of Awards without the approval of shareholders or the granting of Awards with a reload feature.

The following is a summary of the 2012 LTIP. The summary is qualified in its entirety by reference to the complete text of the 2012 LTIP, a copy of which is attached to this Proxy Statement as Appendix A.

Administration

Subject to the terms of the 2012 Plan, the selection of participants in the 2012 LTIP, the level of participation of each participant and the terms and conditions of all Awards will be determined by the Committee. Each member of the Committee will be an “independent director” for purposes of our Corporate Governance Guidelines, the Committee’s charter and the NYSE listing requirements; a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and an “outside director” within the meaning of Section 162(m). Currently, the Committee is comprised of three directors, each meeting all of these criteria. Consistent with the purpose of the 2012 LTIP, the Committee will have the discretionary authority to (1) interpret the 2012 LTIP, (2) prescribe, amend and rescind rules and regulations relating to the 2012 LTIP, and (3) make all other determinations necessary or advisable for the administration or operation of the 2012 LTIP. The Committee may delegate authority to administer the 2012 LTIP as it deems appropriate, subject to the express limitations set forth in the 2012 LTIP.

Limits on Awards

The Board has reserved a number of common shares for issuance under the 2012 LTIP equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the 2005 LTIP that, on or after March 15, 2012, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

The 2012 Plan is designed with a flexible share pool. With a flexible share pool, the share authorization is based on the least costly award vehicle (generally stock options). The value of an option is compared to a full value award (a full value award is an award other than a stock option or SAR that is settled by the issuance of a common share) to determine a valuation ratio. We have used a binominal model to determine our valuation ratio of 1:2.15. This means that every time an option is granted, the authorized pool is reduced by one common share and every time a full value share is granted, the authorized pool is reduced by 2.15 common shares.

Of this number, no more than 7,750,000 common shares may be issued pursuant to grants of ISOs during the term of the 2012 LTIP. A participant may receive multiple Awards under the 2012 LTIP. Awards shall be limited to the following per participant annual fiscal year amounts:

Award Type	Annual Limit per Participant
Stock Options	2,000,000 common shares
SARs	2,000,000 common shares
Restricted Stock	1,000,000 common shares
Restricted Stock Units	1,000,000 common shares
Deferred Stock Units	1,000,000 common shares
Performance Shares, Performance Share Units and	1,000,000 common shares or equivalent value
Performance Units
Cash-Based Awards	The greater of $7,000,000 or the value of
1,000,000 common shares
Other Stock-Based Awards	1,000,000 common shares

The common shares available for issuance under the 2012 LTIP will be our authorized but unissued common shares and treasury shares. Subject to the terms of the 2012 LTIP, common shares covered by an Award will only be counted as used to the extent they are actually issued. To the extent that any Award payable in common shares (1) terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such common shares, (2) is settled in cash in lieu of common shares, or (3) is exchanged with the Committee’s permission prior to the issuance of common shares for Awards not involving common shares, the common shares covered thereby may again be made subject to Awards under the 2012 LTIP. However, common shares which are (a) not issued or delivered as a result of the net settlement of a stock option or stock-settled SAR, (b) withheld to satisfy tax withholding obligations on a stock option or SAR issued under the 2012 LTIP, (c) tendered to pay the exercise price of a stock option or the grant price of a SAR under the 2012 LTIP, or (d) repurchased on the open market with the proceeds of a stock option exercise will no longer be eligible to be again available for grant under the 2012 LTIP.

Eligibility and Participation

All of our and our affiliates’ employees, outside directors and consultants will be eligible to participate in the 2012 LTIP. As of March 15, 2012, we and our affiliates had approximately 37,000 employees and eight outside directors. In fiscal 2011, approximately 95 employees, eight outside directors and no consultants received equity incentive awards, although this may vary from year to year. From time to time, the Committee will determine who will be granted Awards, the number of shares subject to such grants, and all other terms of Awards.

Types of Awards

Since June 2008, equity compensation awards to employees have been limited to NQSOs and restricted stock and equity compensation awards to outside directors have been limited to restricted stock, although the 2005 LTIP authorizes the grant of ISOs, NQSOs, SARs, restricted stock, restricted stock units and performance unit awards. The 2012 LTIP also provides a broad variety of Awards to preserve flexibility. The types of Awards that may be issued under the 2012 LTIP are described below.

Stock Options

Stock options granted under the 2012 LTIP may be either NQSOs or ISOs. The exercise price of any stock option granted may not be less than the fair market value of the Company’s common shares on the date the stock option is granted. The stock option exercise price is payable (1) in cash, (2) by tendering previously acquired common shares (subject to the satisfaction of the holding period set forth in the 2012 LTIP) having an aggregate fair value at the time of exercise equal to the exercise price, (3) through a broker-assisted cashless exercise, or (4) by any combination of the foregoing.

The Committee determines the terms of each stock option grant at the time of the grant. However, the aggregate fair market value (determined as of the date of the grant) of the common shares subject to ISOs that are exercisable by any participant for the first time in any calendar year may not be greater than $100,000. The Committee specifies at the time each stock option is granted the time or times at which, and in what proportions, the stock option becomes vested and exercisable. No stock option shall be exercisable earlier than six months after the grant date or later than seven years after the grant date. In general, a stock option expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service (except in the case of ISOs which must be exercised within three months after a termination of service, other than due to death or disability).

Stock Appreciation Rights

A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of our common shares on the settlement date over the grant price of the SAR, multiplied by the number of SARs being settled. The grant price of a SAR may not be less than the fair market value of our common shares on the grant date. SARs may be payable in cash, our common shares or a combination of both.

The Committee determines the vesting requirements, the form of payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or the attainment of a specified business performance goal established by the Committee or both. No SAR shall be exercisable earlier than six months after the grant date or later than seven years after the grant date. In general, a SAR expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service. We have not issued any SARs under the 2005 LTIP, and do not currently have any SARs outstanding.

Restricted Stock

A restricted stock Award represents our common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or the attainment of a specified business performance goal established by the Committee. In general, no more than one-third of a restricted stock Award may vest before each of the first three anniversary dates after the grant date. However, if vesting is based on the attainment of a specified business performance goal established by the Committee, then the restricted stock may not vest sooner than the first anniversary after the grant date.

Subject to the transfer restrictions and vesting requirements of the restricted stock Award, the participant has the same rights as our shareholders during the restriction period, including all voting and dividend rights, although the Committee may provide that dividends and restricted stock certificates will be held in escrow during the restriction period (and forfeited or distributed depending on whether applicable performance goals or service restrictions have been met). Also, any stock dividends will be subject to the same restrictions that apply to the restricted stock upon which the stock dividends are issued. Unless the Committee specifies otherwise in the Award agreement, the restricted stock is forfeited if the participant terminates service before the restricted stock vests or if applicable terms and conditions have not been met at the end of the restriction period.

Restricted Stock Units

An Award of restricted stock units provides the participant the right to receive a payment based on the value of our common shares. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified business performance goal established by the Committee. In general, no more than one-third of a stock-settled restricted stock unit Award may vest before each of the first three anniversary dates after the grant date. However, if vesting is based on the attainment of a specified business performance goal established by the Committee, then the stock-settled restricted stock units may not vest sooner than the first anniversary after the grant date. Restricted stock units are payable in cash, our common shares or a combination of both, as determined by the Committee.

Participants receiving restricted stock units do not have, with respect to such restricted stock units, any of the rights of a shareholder. Unless the Committee specifies otherwise in the Award agreement, the restricted stock unit Award is forfeited if the participant terminates service before the restricted stock unit vests or if applicable terms and conditions have not been met at the end of the restriction period.

Deferred Stock Units

An Award of deferred stock units provides the participant the right to defer receipt of all or some portion of his or her annual compensation, annual incentive bonus and/or long-term compensation as permitted by the Committee, and for which the participant will receive a payment based on the value of our common shares. Deferred stock units shall be fully vested and non-forfeitable at all times. Deferred stock units, together with any dividend-equivalent rights credited with respect thereto, may be subject to such requirements, restrictions and conditions to payment as the Committee determines are appropriate. Deferred stock unit Awards are payable in cash, our common shares or a combination of both. Participants credited with deferred stock units shall not have, with respect to such deferred stock units, any of the rights of a shareholder of the Company.

Performance Shares, Performance Share Units and Performance Units

An Award of performance shares, performance share units or performance units provides the participant the right to receive our common shares if specified terms and conditions are met. Performance shares are restricted shares that are subject to performance based vesting. Performance share units are restricted stock units that are subject to performance based vesting. Performance units are cash based awards that are subject to performance based vesting. Performance share, performance share unit and performance unit Awards are payable in cash or our common shares or in a combination of both. Unless the Committee specifies otherwise when the Award is granted, if a participant terminates service for any reason before the performance shares, performance share units or performance units become vested, such Award will be forfeited.

Cash-Based Awards

An Award of cash-based awards provides the participant an opportunity to receive a cash payment. Cash-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. If a participant terminates service before the cash-based award vests, the Award will be forfeited.

Other Stock-Based Awards

An Award of other stock-based awards provides the participant an equity-based or equity-related right, which may provide the participant the right to receive our common shares. Other stock-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. In general, no more than one-third of an other stock-based award may vest before each of the first three anniversary dates after the grant date. However, if vesting is based on the attainment of a specified business performance goal established by the Committee, then the other stock-based award may not vest sooner than the first anniversary after the grant date. If a participant terminates service for any reason before the other stock-based award vests, the Award will be forfeited.

Performance-Based Awards

Any Awards granted under the 2012 LTIP may be granted in a form that qualifies for the qualified performance-based compensation exception under Section 162(m). Under Section 162(m), the terms of the Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease the amount of compensation payable). The 2012 LTIP specifies performance goals that the Committee must use when granting a performance-based Award. As described above, the 2012 LTIP imposes certain limitations on the number and value of performance-based Awards to covered employees.

Effect of Change in Control

Awards under the 2012 LTIP are generally subject to special provisions upon the occurrence of a change in control (as defined in the 2012 LTIP). For Awards granted under the 2012 LTIP, if a change in control occurs, then: (1) all outstanding stock options and SARs under the 2012 LTIP shall become fully exercisable; (2) all remaining restrictions applicable to restricted stock and restricted stock units shall lapse and such restricted stock and restricted stock units shall become free of restrictions, fully vested and transferable or redeemed, as applicable; (3) all performance goals or other conditions applicable to performance shares, performance share units or performance units shall be deemed satisfied in full and the common shares or cash subject to such Award shall be fully distributable; (4) any remaining restrictions, performance goals or other conditions applicable to deferred stock units shall be deemed to be satisfied in full with the common shares or cash subject to such Award being fully distributable; and (5) all outstanding other stock-based awards or cash-based awards shall become fully vested. Payments under Awards that become subject to the excess parachute rules of Section 280G of the IRC may be reduced under certain circumstances. See the “Tax Treatment of Awards — Sections 280G and 4999” subsection below for more details.

Limited Transferability

All Awards or common shares subject to an Award under the 2012 LTIP are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, and Awards are exercisable during the participant’s lifetime only by the participant (or by the participant’s legal representative in the event of the participant’s incapacity).

Adjustments for Corporate Changes

In the event of a reorganization, recapitalization, merger, spin-off, stock split or other specified changes affecting us or our capital structure, the Committee is required to make equitable adjustments that reflect the effects of such changes to the participants. Such adjustments may relate to the number of our common shares available for grant, as well as to other maximum limitations under the 2012 LTIP (e.g., exercise prices and number of Awards), and the number of our common shares or other rights and prices under outstanding Awards.

Term, Amendment and Termination

The 2012 LTIP will have a term of 10 years expiring on May 23, 2022, unless terminated earlier by the Board. Although the Board or the Committee may amend or alter the 2012 LTIP, it may not do so without shareholder approval of any amendment or alteration to the extent shareholder approval is required by law, regulation or stock exchange rule. In addition, any amendment, alteration or termination of the 2012 LTIP or an Award agreement may not adversely affect any outstanding Award to a participant without the consent of that participant other than amendments for the purpose of (1) causing the 2012 LTIP to comply with applicable law, (2) permitting us to receive a tax deduction under applicable law, or (3) avoiding an expense charge to us or our affiliates.

Plan Benefits

Future benefits under the 2012 LTIP are not currently determinable. The Committee has discretionary authority to grant Awards pursuant to the 2012 LTIP which does not contain any provision for automatic grants.

Federal Income Tax Treatment of Awards

The following summary discussion of the United States federal income tax implications of Awards under the 2012 LTIP is based on the provisions of the IRC as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not, among other things, describe state, local or foreign tax consequences and such tax consequences may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions could vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant, vesting or exercise of Awards and the disposition of any acquired common shares.

Incentive Stock Options

ISOs may only be granted to our employees. No taxable ordinary income to the participant or a deduction to us will be realized at the time the ISO is granted or exercised. However, the excess of the fair market value of the common shares acquired over the stock option exercise price is an item of adjustment in computing the alternative minimum taxable income of the participant. If the participant holds the common shares received as a result of an exercise of an ISO for at least two years from the grant date and one year from the exercise date, then (1) any gain realized on disposition of the common shares is treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) we are not entitled to a deduction. If the common shares acquired by an exercise of an ISO are disposed of within either of these periods (i.e., a “disqualifying disposition”), then the participant must include in his or her income, as taxable compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the common shares upon exercise of the stock option over the stock option exercise price (or, if less, the excess of the amount realized upon disposition over the stock option exercise price). In such case, we will generally be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the participant’s income as taxable compensation. The participant’s basis in the common shares acquired upon exercise of an ISO is equal to the stock option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A NQSO results in no taxable income to the participant or deduction to us at the time it is granted. A participant exercising a NQSO will, at that time, realize taxable compensation in the amount of the difference between the stock option exercise price and the then-current fair market value of the common shares. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation recognized by the participant.

The participant’s basis in such common shares is equal to the sum of the stock option exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares.

If a participant tenders previously owned common shares in payment of the NQSO exercise price, then, instead of the treatment described above, the following generally will apply: (1) a number of new common shares equal to the number of previously owned common shares tendered will be considered to have been received in a tax-free exchange; (2) the participant’s basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged; (3) the participant will have compensation income equal to the fair market value on the exercise date of the number of new common shares received in excess of such number of exchanged common shares; (4) the participant’s basis in such excess shares will be equal to the amount of such compensation income; and (5) the holding period in such common shares will begin on the exercise date.

Stock Appreciation Rights

Generally, a participant that receives a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in a SAR in cash, the cash will be taxed as ordinary compensation income to the participant at the time it is received. If a participant receives the appreciation inherent in a SAR in common shares, the spread between the then-current fair market value of the common shares and the grant price will be taxed as ordinary compensation income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of a SAR. However, upon the settlement of either form of SAR, we will generally be entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the settlement.

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2012 LTIP, unless the participant makes a Section 83(b) election described below. A participant who has not made such an election will recognize ordinary compensation income at the time the restrictions on the common shares lapse in an amount equal to the fair market value of the common shares at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common shares on the date the restrictions lapse).

Deferred Stock Units

Generally, a participant who defers compensation into deferred stock units will not recognize income at the time the compensation would otherwise have been paid to the participant. Upon the settlement of the deferred stock unit, the participant will be taxed on the then-current fair market value of the shares or cash paid and we will be entitled to a deduction equal to the amount of ordinary compensation income the participant is required to recognize as a result of the settlement.

Other Awards

The current United States federal income tax consequences of other Awards authorized under the 2012 LTIP are generally in accordance with the following: (1) the fair market value of other stock-based awards is generally subject to ordinary compensation income tax at the time the restrictions lapse, unless the participant elects to accelerate recognition as of the date of grant; and (2) the amount of cash paid (or the fair market value of the common shares issued) to settle restricted stock units, performance shares, performance share units, performance units and cash-based awards is generally subject to ordinary compensation income tax. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary compensation income.

Dividend-Equivalent Rights

Participants may be granted dividend-equivalent rights in connection with any Award other than a stock option or SAR. A participant who receives dividend-equivalent rights with respect to an Award between the grant date and the date the Award is exercised, payable or vests or when the restrictions lapse or expires (as the terms of the Awards dictate) will recognize ordinary compensation income equal to the value of cash or common shares delivered and we will generally be entitled to a corresponding deduction for such dividends.

Section 162(m)

As described above, Section 162(m) generally provides that a company is prohibited from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. To qualify as qualified performance-based compensation, Awards must be granted under the 2012 LTIP by the Committee and satisfy the 2012 LTIP’s limit on the total number of common shares that may be awarded to any one participant during a year. In addition, for Awards other than stock options to qualify as qualified performance-based compensation, the issuance or vesting of the Award, as applicable, must be contingent upon satisfying one or more of the performance criteria listed in the 2012 LTIP, as established and certified by the Committee.

Sections 280G and 4999

Section 280G of the IRC disallows deductions for excess parachute payments and Section 4999 of the IRC imposes penalties on persons who receive excess parachute payments. A parachute payment is the present value of any compensation amount that is paid to “disqualified individuals” (such as our and our subsidiaries’ officers and highly paid employees) that are contingent upon or paid on account of a change in control – but only if such payments, in the aggregate, are equal to or greater than 300% of the participant’s taxable compensation averaged over the five calendar years ending before the change in control (or over the participant’s entire period of service if that period is less than five calendar years). This average is called the “Base Amount.” An excess parachute payment is the amount by which any parachute payment exceeds the portion of the Base Amount allocated to such payment.

Some participants in the 2012 LTIP may receive parachute payments in connection with a change in control. If this happens, the value of each participant’s parachute payment from the 2012 LTIP must be combined with other parachute payments the same participant is entitled to receive under other agreements or arrangements with us or our subsidiaries, such as an employment agreement or a change in control agreement. If the participant is a disqualified individual and the combined value of all parachute payments is an excess parachute payment, the participant must pay an excise tax equal to 20% of the value of all parachute payments above 100% of the participant’s Base Amount. This tax is due in addition to other federal, state and local income, wage and employment taxes. Also, neither we nor any of our subsidiaries would be able to deduct the amount of any participant’s excess parachute payment and the $1,000,000 limit on deductible compensation under Section 162(m) would be reduced by the amount of the excess parachute payment.

The 2012 LTIP addresses excess parachute payment penalties. Generally, if a participant in the 2012 LTIP receives an excess parachute payment, the value of the payment is reduced to avoid the excess parachute penalties. However, the 2012 LTIP also states that other means of dealing with these penalties will be applied if required by the terms of another written agreement (whether currently in effect or adopted in future) with us or any of our subsidiaries (such as an employment or a change in control agreement). Each named executive officer has an employment agreement with us that provides that if the payments received by the named executive officer in connection with a change in control constitute an excess parachute payment under Section 280G of the IRC, the named executive officer is entitled to reimbursement for any excise tax imposed under Section 4999 of the IRC, or the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Section 83(b)

A participant may elect pursuant to Section 83(b) of the IRC to have compensation income recognized at the grant date of an Award of restricted stock, restricted stock units or performance units and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will generally be entitled to a corresponding tax deduction equal to the value of the Award affected by this election. If the participant who has made an election subsequently forfeits the Award, then the participant will not be entitled to deduct the amount previously recognized as income.

Section 409A

Section 409A of the IRC imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A of the IRC. If the requirements of Section 409A are not complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. Section 409A of the IRC includes a broad definition of nonqualified deferred compensation plans, which includes certain types of equity incentive compensation. It is intended that the Awards granted under the 2012 LTIP will comply with or be exempt from the requirements of Section 409A of the IRC and the treasury regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service).

Market Value

On March 30, 2012, the closing price of the Company’s common shares traded on the NYSE was $43.02 per share.

Equity Compensation Plan Information

The following table summarizes information as of January 28, 2012, the end of fiscal 2011, relating to our equity compensation plans pursuant to which our common shares may be issued.

Number of securities remaining
	Number of securities to		Weighted-average	available for future issuance
	be issued upon exercise		exercise price of	under equity compensation plans
	of outstanding options,		outstanding options,	(excluding securities reflected in
	warrants and rights (#)		warrants and rights ($)	column (a)) (#)
Plan category	(a)		(b)	(c)
Equity compensation plans
approved by security holders	3,676,423	(1)(2)	28.36	2,809,146 (3)
Equity compensation plans
not approved by security holders	—		—	—
Total	3,676,423		28.36	2,809,146

____________________

(1)	Includes stock options granted under the 2005 LTIP, the Director Stock Option Plan, and the Big Lots, Inc. 1996 Performance Incentive Plan (“1996 LTIP”). In addition, we had 741,289 shares of unvested restricted stock outstanding under the 2005 LTIP.

(2)	The common shares issuable upon exercise of outstanding stock options granted under each shareholder-approved plan, as of January 28, 2012, were as follows:

2005 LTIP	3,287,823
Director Stock Option Plan	158,000
1996 LTIP	230,600

(3)	The common shares available for issuance under each shareholder-approved plan, as of January 28, 2012, were as follows:

2005 LTIP	2,809,146
Director Stock Option Plan	—
1996 LTIP	—

The 1996 LTIP terminated on December 31, 2005. The Director Stock Option Plan terminated on May 30, 2008. If the 2012 LTIP is approved by our shareholders at the Annual Meeting, the 2005 LTIP will terminate on May 23, 2012. The number of common shares available for issuance under the 2005 LTIP was adjusted annually by adding 0.75% of the total number of issued common shares (including treasury shares) as of the start of each of our fiscal years that the 2005 LTIP is in effect.

As of March 15, 2012, there were 2,320,661 common shares available for grant under the 2005 LTIP and 4,702,362 common shares underlying awards outstanding under the 2005 LTIP (3,440,873 of which are underlying stock options and 1,261,489 of which are underlying restricted stock). As of March 15, 2012: (1) the weighted average exercise price of the 3,664,123 outstanding stock options under our equity compensation plans (including under those plans that previously terminated) was $32.89 and the weighted average remaining term was 4.95 years; and (2) there were 1,261,489 restricted stock awards outstanding under our equity compensation plans (all of which were issued under the 2005 LTIP). Between March 15, 2012 and May 23, 2012, we do not expect to grant awards under the 2005 LTIP covering more than 50,000 common shares.

See the “Stock Ownership” section of this Proxy Statement for additional information with respect to security ownership of certain beneficial owners and management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2012 LTIP.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2011 (“Form 10-K”).

Members of the Compensation Committee

Dennis B. Tishkoff, Chair
Russell Solt
James R. Tener

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

Introduction

This CD&A describes our executive compensation program for fiscal 2011 and certain elements of our executive compensation program for fiscal 2012. We use our executive compensation program to attract, motivate and retain those who lead our business. In particular, this CD&A explains how the Board and the Compensation Committee of the Board (which we refer to as the “Committee” throughout this CD&A) made its compensation decisions for our named executive officers, who, for fiscal 2011 were: (1) Mr. Fishman, our Chairman, CEO and President; (2) Mr. Cooper, our Executive Vice President and Chief Financial Officer, and President, Big Lots Canada, Inc.; (3) Ms. Bachmann, our Executive Vice President, Supply Chain Management and Chief Information Officer; (4) Mr. Haubiel, our Executive Vice President, Legal and Real Estate, General Counsel and Corporate Secretary; and (5) Mr. Martin, our Executive Vice President, Administration (Mr. Martin served as our Executive Vice President, Merchandising until assuming his current position on April 17, 2011).

Executive Summary

Our executive compensation program is designed to:

  attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer group;

  motivate our executives to contribute to our long-term success and reward them for their performance; and

  align the interests of our executives and shareholders through incentive-based compensation.

We believe that our executives should have a significant portion of their compensation tied to our performance and that the proportion of the at-risk incentive compensation they receive should increase as the executive’s level of responsibility increases. The emphasis that we place on “pay for performance” is evidenced by the fact that 85.7% of the total compensation awarded to our named executive officers for fiscal 2011 was at-risk incentive compensation comprised of bonus opportunities and equity compensation. In some years, as was the case in fiscal 2011, our named executive officers may not realize significant portions of the at-risk incentive compensation awarded to them. While we believe our results in fiscal 2011 were generally positive, including our increase in earnings per share, continued focus on store growth in the United States and expansion into Canada, we did not meet the operating profit amount required for our named executive officers to receive bonuses for fiscal 2011 under the Big Lots 2006 Bonus Plan (“2006 Bonus Plan”). Accordingly, the named executive officers did not receive bonuses for fiscal 2011.

In March 2010, the Committee and the other outside directors determined that Mr. Fishman’s continued leadership and extraordinary contributions were important to our future performance due to our record growth and shareholder return during his tenure with Big Lots and his vision for our future. Accordingly, the Committee and the other outside directors believed it was in the best interests of Big Lots and our shareholders for Big Lots to enter into the retention agreement with Mr. Fishman to better assure the continuing service of Mr. Fishman so that he could continue to (1) strengthen our business performance and prospects for our continued growth, (2) return value to our stockholders and (3) implement our succession plans. The retention agreement was structured so that the compensation awarded thereunder is all at-risk incentive compensation, which strengthens the alignment between Mr. Fishman’s pay and our performance. Under the terms of the retention agreement, Mr. Fishman’s fiscal 2010, fiscal 2011 and fiscal 2012 equity awards are solely in the form of restricted stock and the number of common shares underlying each restricted stock award is dependent on our performance relative to the prior fiscal year’s operating profit, subject to the collars set forth in the retention agreement. As a result of our fiscal 2011 operating profit performance, Mr. Fishman was awarded 240,000 common shares underlying his fiscal 2012 restricted stock award, a reduction of 10,000 common shares from the restricted stock award granted to him in fiscal 2011.

Key components of our measurement of the performance of our named executive officers have been our operating profit and earnings per share. We believe that our operating profit is an important financial measure, as it is a reflection of both top line sales and expense control, and when used year-over-year, it has the effect of promoting our long-term financial health. Additionally, the at-risk incentive compensation that we award in the form of equity is significantly impacted by the price of our common shares. As highlighted in the chart below, we have continued to grow our earnings per share, while rewarding our shareholders though the appreciation in the market price of our common shares. While our operating profit has generally increased in recent years, we experienced a slight decline in fiscal 2011 due to an operating loss attributable to our Canadian operations; consequently, Mr. Fishman’s total compensation decreased in fiscal 2011. We believe we align the interests of our named executive officers with those of our shareholders by linking the compensation of our named executive officers with our performance through at-risk incentive compensation.

Company Performance and CEO Total Compensation in Fiscal 2009 - 2011

________________________

(1)	Includes the impact of a loss of $0.19 per common share - diluted from continuing operations from our Canadian segment in fiscal 2011.

(2)	Includes the impact of a $12,219 operating loss from our Canadian segment in fiscal 2011.

Committee Consideration of the Company’s 2011 Shareholder Vote on Executive Compensation

At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers, as disclosed in our 2011 Proxy Statement (the “2011 say-on-pay vote”), as well as our first shareholder vote on the frequency of future say-on-pay votes. While the Committee was pleased that our shareholders approved the compensation of our named executive officers through the 2011 say-on-pay vote, the Committee’s goal is to receive even broader support for the compensation of our named executive officers, as disclosed in this Proxy Statement. We did not modify any component of our executive compensation program for fiscal 2011 in response to the 2011 say-on-pay vote, as the vote occurred after the date the Committee established executive compensation for fiscal 2011.

As a result of the 2011 say-on-pay vote, the Committee directed our management to extend invitations to discuss our executive compensation program to 14 shareholders representing the beneficial ownership of nearly half of our common shares (as of December 31, 2011) in order to solicit their feedback and answer their questions regarding our executive compensation program. Four of those shareholders elected to schedule calls with us in response to our invitation. The reason most often cited by the shareholders who declined our invitation was that they had no outstanding concerns or questions regarding our executive compensation program. The shareholders who chose to participate in calls summarized their criteria for determining their say-on-pay votes and did not suggest specific changes to our executive compensation program.

The Committee was briefed on the feedback received during management’s calls with shareholders. The Committee considered the shareholder votes as well as shareholder feedback and it:

  approved the holding of annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder vote on the frequency of such votes at the 2011 Annual Meeting of Shareholders – with the say-on-pay vote proposal for 2012 presented to shareholders in this Proxy Statement; and

  determined that the 2012 LTIP, as presented in this Proxy Statement for approval at the Annual Meeting, would significantly differ from the 2005 LTIP in that the 2012 LTIP does not contain an evergreen provision.

The Committee will continue to carefully consider feedback from our shareholders. In addition, the Committee engaged Towers Watson, an independent compensation consultant, to present an overview of executive compensation trends that may be important to our shareholders and to advise the Committee on all principal aspects of executive compensation for fiscal 2012. The Committee’s consideration of feedback from shareholders, along with market information and analyses provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years, including the elimination of Section 280G tax gross-up payments in employment agreements with newly hired and newly promoted executive officers. The Committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described in this CD&A.

Philosophy and Objectives of our Executive Compensation Program

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. This philosophy drives our executive compensation program.

Consistent with our philosophy, each of our named executive officer’s total compensation varies based on his or her performance, leadership, responsibilities, experience and the achievement of financial and business goals. To better ensure that our executive compensation program advances the interests of our shareholders, the value of bonus opportunities and equity awards under the program depends upon our financial performance and/or the price of our common shares. As a named executive officer’s level of responsibility and the potential impact that a named executive officer could have on our operations and financial condition increase, the percentage of our named executive officer’s compensation that is at risk through bonus and equity incentive compensation also increases.

The Board and the Committee periodically review our executive compensation philosophy and consider factors that may influence a change in our executive compensation philosophy. Consistent with our executive compensation philosophy, the Committee has identified the following key objectives for our executive compensation program:

  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer groups.

  We believe a key factor in attracting and retaining qualified executives is to provide total compensation that is competitive with the total compensation paid by companies in our compensation “peer groups” discussed in the “Comparative Compensation Data” section of this CD&A. In addition, we believe most executives who consider changing their employer expect to receive amounts and elements of compensation that are comparable to those offered by most companies in our peer groups and/or their current employer. Accordingly, we generally do not structure our executive compensation program to be competitive with the programs of companies outside of our peer groups (although we may do so to attract a particular candidate who we believe is well-suited for our business). We believe the amounts and elements of compensation that we offer make us competitive within our peer groups, and that offering competitive packages has enabled us in recent years to attract and retain quality executives. We believe failing to offer competitive amounts and elements of compensation to candidates and our executives would impair our ability to attract and retain a high level of executive talent.

Each of the elements of compensation we provide serves a different role in attracting and retaining executives. Salary serves as a short-term retention tool. Bonus under the 2006 Bonus Plan is based on annual corporate financial performance and is designed primarily to retain executives on a year-to-year basis. Stock options issued under the 2005 LTIP vest over four years in equal annual increments and provide executives with an incentive to remain with us for up to the seven-year term of the stock option. Restricted stock awarded to most executives under the 2005 LTIP encourages executives to remain with us for up to five years after the award date, as the restricted stock generally vests only if (1) we meet a threshold corporate financial goal (“first trigger”) and (2) either we meet another more challenging corporate financial goal (“second trigger”) or the five-year period following the grant date lapses. As discussed in more detail in the “Retention Agreement” section of this CD&A, the restricted stock we awarded to Mr. Fishman in fiscal 2011 pursuant to his retention agreement is designed to assure us that we will have his continued services through March 2013. We believe that the perceived value to the executives of the personal benefits and perquisites we offer to them and the convenience of having these benefits when faced with the demands of their positions makes them a meaningful element of our compensation program.

  Motivate executives to contribute to our success and reward them for their performance.

  We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year.

  For an executive to earn a bonus under the 2006 Bonus Plan, we must achieve a minimum corporate performance amount established by the Committee at a time when achievement of that amount is substantially uncertain. Although bonuses will be paid to executives under the 2006 Bonus Plan for fiscal years in which we achieve minimum or target corporate performance amounts, our executives also have an opportunity to earn up to double the amount of their target bonus compensation if we exceed the target corporate performance amount. Conversely, if we do not meet the minimum corporate performance amount, executives do not receive a bonus under the 2006 Bonus Plan. We believe this structure is essential to motivate executives to not only meet the goals we set, but also to surpass those goals.

  Restricted stock granted to executives under the 2005 LTIP is a full value award. Accordingly, we believe it is appropriate for us to require the achievement of a predetermined threshold corporate financial goal (i.e., the first trigger) before restricted stock issued under the 2005 LTIP may vest. We believe imposing a performance requirement in the form of a corporate financial goal, which is established by the Committee at a time when achievement of the goal is substantially uncertain, encourages positive performance and protects our shareholders from dilution in the absence of our performance. As discussed above, restricted stock awarded to our executives (other than to Mr. Fishman pursuant to his retention agreement) vests on an accelerated basis if we achieve the second trigger. The second trigger is established when the award is made, and is typically based on a projected multi-year corporate operating plan. The restricted stock awarded to Mr. Fishman pursuant to his retention agreement also requires that we achieve a corporate financial goal; however, if that goal is not achieved for the year in which it was established, there is no opportunity for that award to vest based on our performance in subsequent years.

  Align the interests of executives and shareholders through incentive-based compensation.

  We pay bonuses to executives under the 2006 Bonus Plan only if we meet or exceed corporate performance goals. Stock options awarded under the 2005 LTIP are valuable only if the market price of our common shares exceeds the exercise price during the period in which the stock options may be exercised. Restricted stock awarded under the 2005 LTIP vests only if we achieve a threshold corporate performance goal and its value is determined by the market price of our common shares. Accordingly, the realization and value of each of these elements of compensation is dependent upon our performance and/or the appreciation in the market value of our common shares.

  In fiscal 2011, 81.7% of the total compensation earned by our named executive officers was derived from incentive compensation in the form of restricted stock and, except for Mr. Fishman, stock options, as each is reflected in the Summary Compensation Table. As discussed above in the “Executive Summary” section of this CD&A, our named executive officers did not receive bonuses for fiscal 2011 under the 2006 Bonus Plan (which are reported as non-equity incentive compensation in the Summary Compensation Table). We believe this demonstrates that our executive compensation program is closely aligned with the interests of our shareholders. We do not apply a specific formula or set a specific percentage at which incentive compensation is targeted or awarded for our named executive officers individually or as a group. Rather, the amount of total compensation that may be earned by each named executive officer through these forms of incentive compensation is subjectively determined based on each named executive officer’s level of responsibility and potential impact on our operations and financial condition. The percentage of total compensation that a named executive officer may earn through these forms of incentive compensation generally increases as the executive’s level of responsibility and impact on our business increases.

  Following the end of each fiscal year, we calculate and review the “at-risk incentive compensation” awarded to each named executive officer in that fiscal year as a percentage of the “total executive compensation awarded” to our named executive officer in that fiscal year to evaluate how effectively our incentive compensation programs address our objective of aligning executive compensation with the interests of our shareholders. We compute this calculation as follows:
At-Risk Incentive Compensation		At-Risk Incentive Compensation	=	Grant date fair value of stock awards	+	Grant date fair value of option awards	+	Maximum possible payout under non-equity incentive plan awards
as a	=
Percentage of Total Executive Compensation Awarded		Total Executive Compensation Awarded	=	Salary	+	Change in pension value and nonqualified deferred compensation earnings	+	All other compensation	+	At-Risk Incentive Compensation

The components of at-risk incentive compensation are the potential values to our named executive officer upon award, as reflected in the Grants of Plan-Based Awards in Fiscal 2011 table following this CD&A. The components of the total executive compensation awarded (other than at-risk incentive compensation) are the amounts actually earned by the named executive officer, as reflected in the Summary Compensation Table following this CD&A.

The following graph illustrates the total at-risk incentive compensation for each of our named executive officers as a percentage of the total executive compensation awarded for fiscal 2011:

Percentage of At-Risk Incentive Compensation

As reflected in the above graph, a significant portion of total executive compensation awarded to our named executive officers is at-risk incentive compensation which we believe exemplifies the emphasis of our executive compensation program on “pay for performance.” In rewarding performance through at-risk incentive compensation, we believe we align the interests of our executives with those of our shareholders.

  Manage executive compensation costs.

  As we discuss in greater detail in the “Comparative Compensation Data” section of this CD&A, we compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups. While this comparison is not a determinative factor for setting compensation for our executives, we believe our review of the peer group data provides a market check and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance.

  Although the compensation committees of some companies make all compensation decisions with respect to their executives, we believe it is consistent with best practices in corporate governance to reach a consensus among all outside directors when establishing executive compensation each year. While the Committee takes the lead in formulating executive compensation, we seek the approval of our five additional outside directors before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

Elements of In-Service Executive Compensation

The primary compensation elements for our named executive officers consist of salary, bonus opportunities under the 2006 Bonus Plan and equity awards made under the 2005 LTIP. In addition, our named executive officers are entitled to certain personal benefits and perquisites. We believe each of these elements and the mix of elements are necessary to provide a competitive executive compensation program and, as discussed above in “Philosophy and Objectives of our Executive Compensation Program” section of this CD&A, is consistent with our compensation philosophy and furthers our compensation objectives.

The Committee reviews each element at least annually. Individual and corporate performance directly impacts the elements and amount of compensation paid to our named executive officers. For instance, a named executive officer’s failure to meet individual goals may lead to a reduction in his or her compensation, a failure to receive equity awards, or the termination of his or her employment. Conversely, excellent corporate performance may lead to greater bonus payouts and, possibly, to the achievement of financial goals that accelerate restricted stock vesting. The Committee and the other outside directors also have discretion, subject to the limitations contained in our bonus and equity plans and the executives’ employment agreements, in setting named executive officers’ salary, bonus opportunities and equity awards.

  Salary

  Salary is cash compensation and is established annually for each named executive officer. A minimum salary for each named executive officer is set forth in his or her respective employment agreement, as described below in the “Elements of In-Service Executive Compensation – Employment Agreements” section of this CD&A. Salary adjustments are subjectively determined and are not formally tied to specific performance criteria. The Committee has not adopted any specific schedule of salary increases and makes adjustments to our named executive officers’ respective salaries without regard to adjustments in the salaries of other executives.

  Bonus

  Each named executive officer has the opportunity to earn an annual cash bonus under the 2006 Bonus Plan. Bonus payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance amounts under one or more financial measures. The corporate performance amounts and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and our named executive officers’ employment agreements.

  The lowest level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “floor.” A bonus is not paid under the 2006 Bonus Plan if we do not achieve at least the corporate performance amount that earns a floor bonus. The level at which we generally plan our performance and the associated payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “stretch.” If our performance in a fiscal year exceeds the minimum corporate performance amount that earns a floor bonus, there is a corresponding increase in the amount of the bonus (up to a maximum at the stretch bonus level). Bonuses paid to our named executive officers under the 2006 Bonus Plan are considered “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2006 Bonus Plan.

  Equity

  All equity awards granted to our named executive officers since January 1, 2006 have been issued under the 2005 LTIP. Although the 2005 LTIP allows us to issue various types of equity awards, we have granted only stock options and restricted stock under the 2005 LTIP. The stock options vest based on the passage of time or, if earlier, upon the executive’s death or disability (provided such event occurs at least six months after the grant date). The restricted stock awarded to Mr. Fishman pursuant to his retention agreement vests based on the achievement of a corporate financial goal. The restricted stock awarded to the other named executive officers vests based on the achievement of the first trigger and then the achievement of the second trigger, the passage of time, or the executive’s death or disability. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2005 LTIP and the terms under which we have granted equity awards.

  Personal Benefits and Perquisites

  The following are the personal benefits and perquisites that are generally provided only to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. Mr. Fishman is also permitted to make limited non-business use of corporate aircraft. We believe that these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation provided to our executives because of the value our executives place on these benefits and the convenience of having these benefits when faced with the demands of their positions. The Committee evaluates the personal benefits and perquisites received by named executive officers during its annual review of our named executive officers’ total compensation.

We offer all full-time employees medical and dental benefits under the Big Lots Associate Benefit Plan (“Benefit Plan”). We also offer employees at or above the vice president level, including our named executive officers, the opportunity to participate in the Executive Benefit Plan, which reimburses executives for health-related costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. For our named executive officers, the benefits provided under the long-term disability plan are greater than for employees below the vice president level. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. We also pay the premiums for this long-term disability coverage and the amount necessary to hold our named executive officer harmless from the income taxes resulting from such premium payments.

All employees at or above the vice president level have the option to use an automobile or accept a monthly automobile allowance. The value of the automobile and the amount of the automobile allowance are determined based on the employee’s level.

In fiscal 2011, the Compensation Committee authorized Mr. Fishman to use corporate aircraft for up to 120 hours of non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft. Given the delays associated with early check-in requirements, security clearances, baggage claim and the need for additional time to avoid missing a flight due to possible delays at any point in the process, commercial travel has become even more inefficient in recent years. Accordingly, making the aircraft available to Mr. Fishman allowed him to efficiently and securely conduct business during both business and non-business flights and to maximize his availability to conduct business before and after his flights. In approving this benefit, the Committee took into account Mr. Fishman’s extensive travel schedule, which, whether primarily for business or non-business purposes, frequently included a business element (e.g., visits to our stores or potential store locations). We also believe that the value of this benefit to Mr. Fishman, in terms of convenience and time savings exceeded the aggregate incremental cost that we incurred to make the aircraft available to him and, therefore, was an efficient form of compensation for him. We reported imputed income for income tax purposes for the value of Mr. Fishman’s non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the IRC, and the regulations promulgated thereunder. We did not reimburse or otherwise “gross-up” Mr. Fishman for any income tax obligation attributed to his non-business use of corporate aircraft.

Employment Agreements

Each named executive officer is party to an employment agreement with us. The terms of the employment agreements are substantially similar and are described collectively herein except where their terms materially differ.

We entered into the employment agreements because the agreements provide us with several protections (including non-competition, confidentiality, non-solicitation and continuing cooperation provisions) in exchange for minimum salary levels and target and stretch bonus payout percentages, potential severance and change in control payments and other benefits. Further, we believe it is in our best interests and the best interests of our shareholders to enter into the employment agreements to assure the undivided loyalty and dedication of our named executive officers.

We negotiated the terms of each employment agreement, including the minimum salary levels and minimum target and stretch bonus payout percentages set forth therein, with the executive. In those negotiations, we considered many factors, including:

  our need for the services of the executive;

  the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

  the skills and past and anticipated future performance of the executive;

  the degree to which we believe the executive will be able to help improve our business;

  the compensation being paid to similarly-situated executives at peer group companies;

  the relationship between the compensation being offered to the executive and that being paid to the other EMC members;

  our perception of our bargaining power and the executive’s bargaining power; and

  to the extent applicable, the elements and amounts of compensation being offered or paid to the executive by another employer.

Under the terms of their employment agreements, our named executive officers are each entitled to receive at least the following salaries, which amounts are not subject to automatic increases: Mr. Fishman: $1,200,000; Mr. Cooper: $440,000; Ms. Bachmann: $440,000; Mr. Haubiel: $350,000; and Mr. Martin: $520,000. The terms of each named executive officer’s employment agreement also establish the minimum payout percentages that may be set annually for his or her target and stretch bonus levels. The minimum payout percentages set by the employment agreements for target bonus and stretch bonus, respectively, are as follows (expressed as a percentage of the executive’s salary): Mr. Fishman: 100% and 200%; Mr. Cooper: 60% and 120%; Ms. Bachmann: 60% and 120%; Mr. Haubiel: 50% and 100%; and Mr. Martin: 60% and 120%.

Upon our entry into the employment agreements with our named executive officers, we believed, based on the contemporaneous annual executive compensation review completed by the Committee, the executives’ salaries and payout percentages were commensurate with each executive’s overall individual performance, job responsibilities, experience, qualifications and salaries and the payout percentages provided to similarly-situated executives at peer companies. Because the various factors considered when evaluating each named executive officer’s salary and payout percentages change, the Committee annually reviews and, if warranted, adjusts the actual salaries and payout percentages for our named executive officers. See the “Salary for Fiscal 2011” and “Bonus for Fiscal 2011” sections of this CD&A for a further discussion of the salaries and payout percentages for our named executive officers for fiscal 2011.

Each employment agreement requires the named executive officer to devote his or her full business time to our affairs and prohibits the named executive officer from competing with us during his or her employment. Each named executive officer’s employment agreement also includes several restrictive covenants that survive the termination of his or her employment, including confidentiality (infinite), non-solicitation (two years), non-disparagement (infinite), non-competition (one year but reduced to six months following a change in control), and continuing cooperation (three years for Mr. Fishman and infinite for the other named executive officers).

Unless the executive and we mutually agree to amend or terminate his or her employment agreement, its terms will remain unchanged and it will remain effective as long as we employ the executive. The consequences of termination of employment under the employment agreements depend on the circumstances of the termination.

Retention Agreement

Upon the recommendation of the Committee and the approval of the other outside directors, we entered into a retention agreement with Mr. Fishman in March 2010. The Committee and the other outside directors believed it was in the best interests of Big Lots and our shareholders to enter into the retention agreement to (1) better assure the continuing undivided loyalty and dedication of Mr. Fishman, (2) establish a more efficient manner for delivering compensation to Mr. Fishman and (3) provide compensation that is tax deductible qualified performance-based compensation. The Committee and the other outside directors determined that Mr. Fishman’s continued leadership is important to our future performance due to our record growth and shareholder return during his tenure with Big Lots and his vision for our future. The Committee and the other outside directors desired to address their retention objective by delivering additional compensation to Mr. Fishman in an efficient manner (see the “Equity for Fiscal 2011” section of this CD&A below for more detail on our efficient use of common shares). In order to accomplish this goal, the Committee considered increasing Mr. Fishman’s cash compensation, but instead elected to provide in the retention agreement that his equity awards for fiscal 2010, fiscal 2011 and fiscal 2012 will be made solely in the form of restricted stock, which also will allow us to benefit from the favorable tax treatment applicable to qualified performance-based compensation (see the “Tax and Accounting Considerations” section of this CD&A for a further discussion of the deductibility of qualified performance based compensation). The number of common shares underlying each restricted stock award is dependent on our performance relative to the prior fiscal year’s operating profit, subject to collars established in the retention agreement.

Structuring Mr. Fishman’s fiscal 2010, fiscal 2011 and fiscal 2012 equity awards solely in the form of restricted stock substantially reduced the total number of common shares underlying those awards compared to the total number of common shares underlying the equity awards made to him in prior years. For example, there were 530,000 common shares underlying Mr. Fishman’s fiscal 2009 equity award, which consisted of 200,000 common shares underlying his restricted stock award and 330,000 common shares underlying his stock option award. In each of fiscal 2010 and fiscal 2011, however, there were only 250,000 common shares underlying Mr. Fishman’s equity award which consisted solely of restricted stock. Accordingly, the revised equity award structure established by the retention agreement provided an annual reduction of 280,000 common shares, or 52.8% for fiscal 2010 and fiscal 2011 compared to Mr. Fishman’s fiscal 2009 equity award. As a result of our fiscal 2011 operating profit performance, Mr. Fishman was awarded 240,000 common shares underlying his fiscal 2012 restricted stock award, a reduction of 10,000 common shares from the restricted stock award granted to him in fiscal 2011.

Mr. Fishman’s fiscal 2010 and fiscal 2011 restricted stock awards have vested, as we achieved the corporate financial goals established at the beginning of each of those fiscal years and he remained employed by us through the first anniversary of the grant dates of those awards. Mr. Fishman’s fiscal 2012 restricted stock award under the retention agreement will vest if (1) we achieve a corporate financial goal established at the beginning of fiscal 2012 and (2) Mr. Fishman is employed by us on March 31, 2013. In the event that Mr. Fishman’s employment with us is terminated involuntarily without cause or he resigns pursuant to a constructive termination while his fiscal 2012 restricted stock award is outstanding, that award shall remain outstanding and, subject to our achievement of the applicable corporate financial goal, shall vest as if he had remained employed by us until the scheduled vesting date.

Post-Termination and Change in Control Arrangements

The employment agreements with our named executive officers provide for potential severance and change in control payments and other consideration, and the retention agreement with Mr. Fishman provides for the accelerated vesting of outstanding restricted stock and other consideration upon a change in control, as described below. The terms of these agreements were established through negotiation, during which we considered the various factors discussed above in the “Employment Agreements” and “Retention Agreement” sections of this CD&A. Our equity compensation plans also provide for the accelerated vesting of outstanding stock options and restricted stock in connection with a change in control.

The severance provisions of the agreements are intended to address competitive concerns by providing the executives with compensation that may alleviate the uncertainty associated with foregoing other opportunities and, if applicable, leaving another employer. The change in control provisions of the employment agreements dictate that the executive would receive certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control. This “double trigger” is intended to allow us to rely upon each named executive officer’s continued employment and objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential payments and benefits provide our named executive officers with important protections that we believe are necessary to attract and retain executive talent. The change in control provisions of the retention agreement with Mr. Fishman dictate that all outstanding restricted stock awards granted thereunder shall vest as of the date of a change in control.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts. We believe that the objectives of attracting and retaining qualified executives and providing incentives for executives to continue their employment with us would not be adequately served if potential payments to a named executive officer upon termination or change in control were a determinative factor in awarding current compensation.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to our named executive officers in connection with a change in control or the termination of their employment with us.

Indemnification Agreements

Each named executive officer is party to an indemnification agreement with us. Each indemnification agreement provides the named executive officer with a contractual right to indemnification from us in the event the executive becomes subject to a threatened or actual claim or lawsuit arising out of his or her service to us, unless the act or omission of the executive giving rise to the claim for indemnification was occasioned by his or her intent to cause injury to us or by his or her reckless disregard for our best interests, and, in respect of any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful. The indemnification agreements are intended to allow us to rely upon each named executive officer’s objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by a threatened or actual claim or lawsuit. We believe that providing our named executive officers with the important protections under the indemnification agreements is necessary to attract and retain qualified executives.

Retirement Plans

We maintain four retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”); (3) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); and (4) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”). We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our peer groups, and that providing these plans allows us to better attract and retain qualified executives. See the narrative disclosure accompanying the Nonqualified Deferred Compensation tables following this CD&A for a discussion of Savings Plan and Supplemental Savings Plan. Participation in the Pension Plan and Supplemental Pension Plan, which we do not believe are material elements of our executive compensation program, is limited to certain employees whose hire date precedes April 1, 1994. Our named executive officers have not been in the past and are not now eligible to participate in the Pension Plan or Supplemental Pension Plan.

Our Executive Compensation Program for Fiscal 2011

The Committee takes the lead in establishing executive compensation annually, but seeks approval of compensation decisions from the other outside directors. The Committee believes having all outside directors approve executive compensation is consistent with best practices in corporate governance. The Committee also requests from our CEO performance evaluations and recommendations on the compensation of the other EMC members because of his direct knowledge of the performance and contributions of each of the other EMC members. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their specialized expertise.

The process of evaluating our executives begins at our Board meeting in the second quarter of the fiscal year before the fiscal year in which compensation adjustments will be made (e.g., in May 2010 for adjustments made in fiscal 2011) and continues quarterly through updates that our CEO delivers to the outside directors to keep them apprised of the performance of each other EMC member. At our Committee and Board meetings in the first quarter of the fiscal year for which compensation is being set (e.g., in March 2011 for fiscal 2011 compensation), our CEO provides the Committee and the other outside directors with a thorough performance evaluation of each other EMC member and presents his recommendations for their compensation. The Committee also conducts executive sessions to evaluate our CEO’s performance, with the most detailed evaluation including all outside directors during our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its March 2011 meeting, the Committee:

  reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives and policies;

  reviewed and discussed our CEO’s performance, contributions and value to our business;

  reviewed and discussed our CEO’s performance evaluations and compensation recommendations for the other EMC members;

  reviewed and discussed the comparative compensation data that it received through surveys conducted by independent compensation consultants and analyzed by management;

  analyzed the total compensation earned by each EMC member during the immediately preceding two fiscal years;

  analyzed the potential payments to each EMC member upon termination of employment and change in control events;

  considered the parameters on executive compensation awards established by the terms of the shareholder-approved plans under which bonus and equity compensation may be awarded and the employment agreements between us and each EMC member;

  prepared its recommendation on the compensation of each EMC member for fiscal 2011;

  determined that a bonus was payable under the 2006 Bonus Plan as a result of corporate performance in fiscal 2010; and

  determined that the corporate performance amount for Mr. Fishman’s 2010 restricted stock award was achieved, and the first trigger for the fiscal 2010 restricted stock awards was achieved as a result of corporate performance in fiscal 2010.

The Committee then shared its recommendations on the EMC members’ compensation, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were, with respect to the EMC members other than the CEO, consistent with the CEO’s recommendations. At the March 2011 Board meeting, the outside directors discussed with the Committee the form, amount of, and rationale for the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the EMC members.

Except where we discuss the specifics of a named executive officer’s fiscal 2011 compensation, the evaluation and establishment of our named executive officers’ fiscal 2011 compensation was substantially similar. Based on their review of each element of executive compensation separately, and in the aggregate, the Committee and the other outside directors determined that our named executive officers’ compensation for fiscal 2011 was reasonable and not excessive and was consistent with our executive compensation philosophy and objectives.

Salary for Fiscal 2011

The salaries paid to our named executive officers for fiscal 2011 are shown in the “Salary” column of the Summary Compensation Table. During its annual review of executive compensation in March 2011, the Committee considered our fiscal 2010 performance during a very difficult environment nationwide for retailers. The Committee and the other outside directors believed that our outstanding performance and growth in fiscal 2010 was a direct result of our named executive officers’ individual performances, as discussed in the “Performance Evaluation” section of this CD&A. The Committee and other outside directors evaluated Mr. Fishman’s fiscal 2010 salary and agreed it was competitive when compared to other salaries of the CEOs of the companies in our peer group and agreed to keep Mr. Fishman’s salary at the same level in fiscal 2011. The Committee and the other outside directors also approved the following fiscal 2011 salaries for our other named executive officers: Mr. Cooper: $535,000; Ms. Bachmann: $535,000; Mr. Haubiel: $440,000; and Mr. Martin: $575,000. These annualized salaries became effective on March 20, 2011.

Bonus for Fiscal 2011

The bonuses paid to our named executive officers under the 2006 Bonus Plan for fiscal 2011 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. At its annual review in March 2011, the Committee and other outside directors approved the financial measure, corporate performance amounts and payout percentages for the fiscal 2011 bonuses.

The Committee and the other outside directors selected operating profit as the financial measure for the fiscal 2011 bonuses because they believe it is a strong indicator of our profitability, ongoing operating results and financial condition. The Committee and other outside directors selected the corporate performance amounts based on the annual corporate operating plan set by the Board. The corporate performance amounts were set slightly below (for the floor bonus), at (for the target bonus), and above (for the stretch bonus) the projected operating profit in our annual corporate operating plan. The Committee and other outside directors believe the selected amounts provided challenging, but reasonable, levels of performance that were appropriate in light of our projected corporate operating plan for fiscal 2011, the then-current uncertainty regarding the general economic conditions in the United States, and our objective to promote sustained profitability while providing objectives that motivate our executives. Because the Committee and the other outside directors consider the specific circumstances that we expect to face in the coming fiscal year (e.g., year-over-year comparable performance, general economic factors and performance of the retail sector), the relationship between each of the corporate performance amounts and between the corporate performance amounts and our annual corporate operating plan may vary significantly from year to year.

The payout percentages for our named executive officers for fiscal 2011 were made at the discretion of the Committee and the other outside directors, subject to the minimum payout percentages established in each named executive officer’s employment agreement. The Committee and other outside directors elected to maintain the bonus payout percentages for our named executive officers for fiscal 2011 at the same levels as in fiscal 2010. This decision was primarily driven by the belief that those bonus payout percentages were appropriate for fiscal 2011 to accomplish our executive compensation objectives.

In order to calculate bonuses under the 2006 Bonus Plan, we first calculate the financial measure for purposes of our financial statements. Once calculated for purposes of our financial statements, we adjust the measure for purposes of the bonus calculation, to remove the effect of events, transactions or accrual items set forth in the 2006 Bonus Plan and approved by the Committee early in each fiscal year when the corporate performance amount and bonus payout percentages are established. These adjustments may have the net effect of increasing or decreasing the resulting corporate performance amount. Additionally, the Committee may exercise negative discretion to cancel or decrease the bonuses earned (but not increase a bonus for a covered employee, as that term is used within Section 162(m) of the IRC). Accordingly, the resulting corporate performance amount may differ from the financial measure (i.e., operating profit) amount reflected in the financial statements included with our Form 10-K.

After calculating the financial measure and making the adjustments described in the preceding paragraph, the Committee exercised negative discretion to reduce the resulting fiscal 2011 corporate performance amount (to the amount reflected in the table below) to exclude certain accrual items that, under the 2006 Bonus Plan and the Committee’s approval in March 2011, would have otherwise increased the corporate performance amount. The Committee opted to make the downward adjustment by excluding the accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance amounts were established for fiscal 2011, and the Committee did not believe that the accrual items should have the effect of increasing the corporate performance amount for fiscal 2011 bonuses. The Committee’s decision to exercise negative discretion was not based on corporate or individual performance factors.

The following table reflects the payout percentage for each bonus level and the corporate performance amount required to achieve the corresponding bonus level, with the results for fiscal 2011, calculated as described above (including the Committee’s discretionary reduction discussed in the preceding paragraph), noted:

Bonus Level	Payout Percentage					Corporate Performance
and	(% of salary)					Amount
2011 Results	Mr. Fishman	Mr. Cooper	Ms. Bachmann	Mr. Haubiel	Mr. Martin	($)
No Bonus	0.0	0.0	0.0	0.0	0.0	0-375,210,999
Floor	60.0	30.0	30.0	30.0	30.0	375,211,000
Target	120.0	60.0	60.0	60.0	60.0	391,212,000
Stretch	240.0	120.0	120.0	120.0	120.0	402,012,000
2011 Results	0	0	0	0	0	364,271,946

Our named executive officers did not earn a bonus for fiscal 2011 under our 2006 Bonus Plan, because our fiscal 2011 performance was lower than the corporate performance amount established for the floor bonus level. The primary objectives in setting the corporate performance amounts for fiscal 2011 was to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth. As a consequence of not making fiscal 2011 bonus payments, total cash compensation paid to our named executive officers for fiscal 2011 was generally at or below the median for our peer groups. We believe lower than market average total cash compensation is appropriate in light of our fiscal 2011 performance and furthers our objectives to motivate our executives and reward superior performance.

Equity for Fiscal 2011

All equity awards granted to our named executive officers in fiscal 2011 were made under the 2005 LTIP and are reflected in the Grants of Plan-Based Awards in Fiscal 2011 table. The equity compensation awarded to our named executive officers for fiscal 2011 consisted of restricted stock awards and, with the exception of Mr. Fishman, non-qualified stock options. The Committee believes that granting a significant quantity of restricted stock and stock options to our named executive officers further aligns their interests with the interests of our shareholders and provides us with a significant retention and motivation tool. Accordingly, our named executive officers’ equity interests in our organization, through restricted stock and stock options, comprise a substantial portion of their compensation. The Committee is not tied to any particular process or formula to determine the size of the equity awards granted to our named executive officers. The Committee instead uses its discretion to grant equity awards and may consider the various factors discussed below. The Committee undertook the following process to determine the size of the equity awards for our named executive officers for fiscal 2011:

  The Committee reviewed an estimate prepared by management of the number of common shares to be granted during fiscal 2011 to all recipients other than our CEO. As it related to the EMC members other than our CEO, this estimate was based on historical grant information, anticipated future events, and our CEO’s evaluation of individual performance and recommendations.

  In executive session, the Committee evaluated and approved our CEO’s recommendations for equity awards for the other EMC members and determined the equity award for our CEO. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and earnings per share against planned and prior performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition, and the market price of our common shares. See the introduction to the “Our Executive Compensation Program for Fiscal 2011” section and the “Performance Evaluation” section of this CD&A for a discussion of how our CEO and the Committee evaluate performance.

  The Committee reviewed the total number of common shares authorized for awards in fiscal 2011 to ensure that such amount would not exceed the total number of common shares available for grant in fiscal 2011. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the common shares available for issuance under the 2005 LTIP.

This process was employed to ensure that executive equity compensation is commensurate with corporate and individual performance and remains consistent with our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition increases. Specifically, the retention of Mr. Fishman, as discussed in the “Retention Agreement” section of this CD&A, and the items of corporate and individual performance, as described in the “Performance Evaluation” section of this CD&A, were the most significant factors in determining the size of the equity awards made to our named executive officers in fiscal 2011.

In comparison to the other named executive officers who received restricted stock and stock options, Mr. Fishman’s fiscal 2011 equity award was solely in the form of restricted stock. The Committee and other outside directors believe this difference is necessary to retain Mr. Fishman, as they believe his continued leadership is important to our future performance, and to provide him with equity compensation that is competitive with the equity compensation awards made to chief executive officers by peer group companies. Additionally, this decision was driven by the following considerations:

  The CEO should receive more at-risk incentive compensation than the other named executive officers. Consistent with the philosophy of our executive compensation program, the Committee and other outside directors believe that our CEO should be awarded at-risk incentive compensation in larger amounts than the other named executive officers, because our CEO’s level of responsibility and potential impact on our operations and financial condition are greater than the other named executive officers.

  Restricted stock is generally more valuable to the executive than stock options and, therefore, requires fewer common shares to provide an equivalent value. The per share value of restricted stock to the executive is generally greater than the per share value of stock options to the executive. This is generally true because stock options provide value to the executive only if and to the extent the market price of our common shares increases during the exercise period, while restricted stock provides value once it vests. Therefore, it is more efficient to deliver equity awards in the form of restricted stock. We can award fewer common shares in the form of restricted stock and still provide the executive with the same value that could be delivered by awarding a greater number of common shares underlying a stock option.

  Awarding fewer common shares is less dilutive to our shareholders and the other equity award recipients. Using fewer common shares underlying restricted stock awards to deliver an equivalent value to the executive in stock options has the benefit of being less dilutive to our shareholders and uses fewer of the common shares available under the 2005 LTIP. As discussed in the “Retention Agreement” section of this CD&A, we entered into a retention agreement with Mr. Fishman in March 2010 to provide him restricted stock awards as the only form of equity compensation in fiscal 2010, fiscal 2011 and fiscal 2012. In comparison to fiscal 2009 when Mr. Fishman received 530,000 common shares (i.e., 200,000 common shares underlying a restricted stock award and 330,000 common shares underlying a stock option award), the total number of common shares awarded to Mr. Fishman has been reduced by 280,000 common shares annually in fiscal 2010 and fiscal 2011 – a 52.8% reduction.

  Counterbalancing factors: It is not permissible, and may not be cost-effective to us, to grant all equity awards in the form of restricted stock. Although it may be more efficient and less dilutive to provide equity awards in the form of restricted stock, the: (1) 2005 LTIP prohibits us from awarding more than one-third of all awards granted pursuant to the plan in the form of restricted stock, restricted stock units and performance units; (2) financial statement expense to us associated with restricted stock is generally greater on a per share basis than the expense to us associated with stock options; and (3) Committee and other outside directors believe stock options also provide a strong incentive to increase shareholder value, because stock options provide value to the executive only if the market price of our common shares increases.

Pursuant to the terms of the retention agreement with Mr. Fishman, in order for his fiscal 2011 performance-based restricted stock award of 250,000 common shares to vest, (1) he had to remain employed by us through the first anniversary of the award and, (2) we had to achieve in fiscal 2011 at least 90% of the corporate performance amount that we achieved in fiscal 2010, as calculated for purposes of determining whether bonuses were payable under the 2006 Bonus Plan. Our operating profit, as adjusted to remove the effect of unusual or non-recurring events, transactions and accruals and any negative discretion exercised by the Committee, was used to determine the corporate performance amount. See the “Bonus for Fiscal 2011” section of this CD&A for more information regarding the calculation of the corporate performance amount. The corporate performance amount attained in fiscal 2010 was $357,900,213. Accordingly, in order for Mr. Fishman’s fiscal 2011 restricted stock award to vest, we had to achieve a fiscal 2011 corporate performance amount of at least $322,110,191. Because the corporate performance amount for fiscal 2011 was $364,271,946 and Mr. Fishman remained employed beyond the first anniversary of the award, Mr. Fishman’s 2011 restricted stock award vested on the first trading day after we filed with the SEC our Form 10-K for fiscal 2011.

The restricted stock awarded to our named executive officers, other than Mr. Fishman, in fiscal 2011 vests upon attaining the first trigger and the first to occur of (1) attaining the second trigger, (2) the lapsing of five years after the grant date while continuously employed, or (3) the grantee’s death or disability (which results in the vesting of a prorated portion of the award). The financial measure applied to the restricted stock awards granted to the non-CEO named executive officers in fiscal 2011 was the greater of (A) earnings per common share – diluted from continuing operations and (B) earnings per common share – diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be). If neither of these amounts appear on the consolidated statement of operations included in our Form 10-K for the applicable fiscal year, then the financial measure to be used is the greater of earnings per common share – diluted and (ii) earnings per common share – diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be) as it appears in the Form 10-K for the applicable fiscal year. After each financial measure is calculated for purposes of our financial statements, it is adjusted, for purposes of the restricted stock award calculations, to remove the effect of any gain or loss as a result of litigation or lawsuit settlement that is specifically disclosed, reported or otherwise appears in our periodic filings with the SEC or our annual report to shareholders. These financial measures were selected because the Committee and the other outside directors believe they provide a good indication of our profitability, ongoing operating results and financial condition.

The first trigger for the fiscal 2011 restricted stock awards to our named executive officers other than Mr. Fishman is $1.50 under the applicable financial measure and the second trigger is $3.52 under the applicable financial measure. While the first trigger was met (under the earnings per common share – diluted from continuing operations financial measure) for those fiscal 2011 restricted stock awards, the second trigger was not met in fiscal 2011. Having met the first trigger, if the named executive officer remains employed by us, the restricted stock will vest upon the earliest of: (1) the first trading day after we file with the SEC our Form 10-K for the year in which the second trigger is met; (2) the opening of our first trading window that is five years after the grant date; and (3) the death or disability of the named executive officer, in which case 20% of the award will vest for each consecutive year of employment completed from the grant date to the date of death or disability. The restricted stock will be forfeited if the named executive officer’s employment with us terminates prior to vesting (except as described above in the case of death or disability).

The Committee and the other outside directors believed that the financial measures and corporate performance amount applicable to the second trigger that they approved in March 2011 represented a strong, but reasonable, level of performance that would be a challenge to achieve. The second trigger for restricted stock awarded in fiscal 2011 was approximately 19.7% greater than the second trigger for restricted stock awarded in fiscal 2010. The Committee and other outside directors believe the selected corporate performance amount was appropriate in light of our high levels of performance in fiscal 2010, our projected multi-year operating plan and our objectives to motivate our executives, reward superior performance and align the interests of our executives and shareholders, while balancing the uncertainty around the general economic conditions in the United States at the time in which the awards were made.

The stock options awarded to our named executive officers in fiscal 2011 have an exercise price equal to the fair market value of our common shares on the grant date (i.e., $41.12), vest incrementally in equal portions over four years, and expire seven years after the grant date. Additionally, if a named executive officer dies or becomes disabled before the last scheduled vesting date, the then-remaining unvested portion of the stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

Performance Evaluation

Our CEO, the Committee and the outside directors do not rely solely on predetermined formulas when they evaluate corporate performance or individual performance. Performance is generally evaluated against the following objective and subjective factors, although the factors considered may vary for each executive and as dictated by business conditions:

  long-term strategic goals;

  short-term business goals;

  profit and revenue goals;

  expense goals;

  operating margin improvement;

  revenue growth versus the industry;

  earnings-per-share growth;

  continued optimization of organizational effectiveness and productivity;

  leadership and the development of talent; and

  fostering teamwork and other corporate values.

Our CEO, the Committee and the outside directors may each consider different factors and may value the same factors differently. In selecting individual and corporate performance factors for each EMC member and measuring an executive’s performance against those factors, our CEO, the Committee and the other outside directors also consider the performance of our competitors and general economic and market conditions. None of the factors are assigned a specific weight. Instead, our CEO, the Committee and the other outside directors recognize that the relative importance of these factors may change as a result of specific business challenges and changing economic and marketplace conditions. So although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the other outside directors may elect to not follow, and are not bound by, our CEO’s recommendations on executive compensation.

Fiscal 2011 compensation for our named executive officers was determined in the discretion of the Committee and the other outside directors and was generally based upon the factors discussed in this CD&A, including corporate and individual performance and comparative compensation data. Specifically, the following items of corporate and individual performance were most significant in awarding compensation to our named executive officers for fiscal 2011.

  Mr. Fishman:
(1)	Fiscal 2010 earnings per common share from continuing operations-diluted were $2.83 – approximately 11.0% above our fiscal 2010 corporate operating plan and approximately 16.0% above our fiscal 2009 results;

(2)	Fiscal 2010 operating profit was $357.3 million – approximately 2.8% above our fiscal 2010 corporate operating plan and approximately 9.9% above our fiscal 2009 results;

(3)	Fiscal 2010 income from continuing operations was $222.5 million – approximately 3.9% above our fiscal 2010 corporate operating plan and approximately 10.5% above our fiscal 2009 results;

(4)	Fiscal 2010 SG&A expenses were $1,655.1 million – approximately $9.2 million below our fiscal 2010 corporate operating plan; and

(5)	Continued progress of our executive succession plan.
  Mr. Cooper:
(1)	Fiscal 2010 SG&A expense performance;

(2)	Development and implementation of our annual corporate operating plan;

(3)	Executive leadership support for effective cash deployment and investor relations; and

(4)	Management’s interface with the Audit Committee.
  Ms. Bachmann:
(1)	Assumption of additional responsibility associated with overseeing our Distribution and Transportation Services Department;

(2)	Successful implementation of enhancements and upgrades to current information technology infrastructure supporting our business needs; and

(3)	Continued the multi-year implementation of the SAP for Retail information technology system that will replace our core merchandising and financial systems.
  Mr. Haubiel:
(1)	Opened 80 new stores and closed 43 stores in fiscal 2010, as compared to opening 52 stores and closing 30 stores in fiscal 2009;

(2)	Executive leadership support for the effective and efficient management of legal affairs and the development of risk-weighted solutions to complex business and legal issues; and

(3)	Management’s interface with the Nominating / Corporate Governance Committee and the Compensation Committee.
  Mr. Martin:
(1)	Fiscal 2010 net sales were $4,952.2 million – approximately 4.8% above our fiscal 2009 results;

(2)	Fiscal 2010 gross margin dollars were $2,012.5 million – approximately $93.2 million above our fiscal 2009 results; and

(3)	Assumption of responsibility associated with overseeing our Human Resources and Store Operations Departments.

See the “Comparative Compensation Data” section of this CD&A for more information regarding the impact that the competitive market has on our executive compensation program.

Role of Management

As discussed in this CD&A, our CEO plays a significant role in determining executive compensation. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide the Committee and CEO with advice regarding the competitive nature of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments may also act pursuant to delegated authority to fulfill various functions in administering our employee benefit and compensation plans. Such delegation is permitted by the Committee’s charter and our compensation plans. Those groups to whom the Committee has delegated certain responsibilities are each required to periodically report their activities to the Committee.

Our CEO and some of these members of management attend general meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other EMC members. However, these individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

Pursuant to the authority granted to the Committee by its charter, the Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2011, the Committee did not retain an independent compensation consultant, but did review (as discussed below) non-customized compensation surveys provided by multiple independent compensation consultants at the request of our human resources department.

Comparative Compensation Data

The Committee uses data regarding the compensation paid to executives at other companies in its annual review of the compensation paid to EMC members. For fiscal 2011, the Committee evaluated a group of retailers that we believe is similarly situated to us and with whom we compete for talent. When considering the composition of the retailer-only peer group, the Committee selected retail companies that have median and average financial measures similar to ours. Among the financial measures considered were revenues, market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. Our human resources department provided the Committee with comparative executive compensation data it obtained from the proxy statements and other reports made public by the companies in the retailer-only peer group. Additionally, the Committee reviewed executive compensation data from a broader base of companies that was aggregated in one or more of the non-customized compensation surveys obtained from Mercer, TowersWatson, Kenexa and Hay Group. This broader peer group was comprised of Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we also compete for talent and whose revenues or operations are similar to ours. We believed it was prudent to consult both sets of information, because the compensation surveys for the broader group include compensation information on more executives, including executives who are not included in publicly-available documents. The broader peer group also provides a more extensive basis on which to compare the compensation of the EMC members, particularly EMC members whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the retailer-only group. These peer groups vary from year to year based on the Committee’s assessment of which companies it believes compete with us for talent and are similar to us in terms of operations or revenues and the continued availability of compensation information from companies previously included in either peer group. For a list of the companies included in the peer groups, refer to Appendix B of this Proxy Statement.

The Committee and our human resources department reviewed each EMC member’s responsibilities and compared, where possible, the compensation of each executive to the compensation awarded to similarly-situated executives at peer group companies. The Committee compared the total direct compensation levels for our EMC members to the total direct compensation of similarly situated executives within the peer groups. For purposes of this evaluation, no specific weight was given to one peer group over the other and total direct compensation was comprised of salary, bonus at the targeted level and equity awards.

While we often award total direct compensation in the range of the fiftieth to seventy-fifth percentile of total direct compensation paid by the peer groups, this range merely provides a point of reference and market check and is not a determinative factor for setting our executives’ compensation and, as discussed in this CD&A, compensation is subjectively determined based on numerous factors. We believe this approach to the use of compensation data enables us to retain the flexibility necessary to make adjustments for performance and experience, to attract, retain and motivate top talent, and to reward executives who we believe excel or take on greater responsibility than executives at peer group companies.

Tally Sheets and Wealth Accumulation

The Committee reviewed tally sheets that set forth the total and each element of compensation awarded to each EMC member for the immediately preceding two fiscal years, as well as estimated post-employment and change in control compensation that may be payable to such executives. The purpose of the tally sheets is to consolidate all elements of actual and projected compensation for our executives, so the Committee may analyze the individual elements of compensation, the mix of compensation and the total amount of actual and projected compensation. With this information, the Committee determined that the compensation awarded to our executives is reasonable and consistent with our executive compensation philosophy and objectives.

These tally sheets also included an estimate of the amount of total value accumulated, and total value that will be accumulated, by each EMC member through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considered the accumulated total value as a factor in setting fiscal 2011 compensation, this information was not a primary consideration. The Committee believes that its objectives of motivating executives to achieve short-term and long-term goals, rewarding executives for achieving those goals and providing incentives for executives to continue their employment with us would not be adequately served if the accumulated total value of an EMC member’s equity awards was a determinative factor in awarding future compensation.

Internal Pay Equity

In the process of reviewing each element of executive compensation separately and in the aggregate, the Committee considered information comparing the relative compensation of our CEO to the other EMC members. This information was considered to ensure that our executive compensation program is internally equitable, which we believe promotes executive retention and motivation. The comparison included all elements of compensation. The relative difference between the compensation of our CEO and the compensation of our other named executive officers did not change significantly in fiscal 2011, and it has not changed significantly since hiring Mr. Fishman in 2005. The Committee believes that the disparity between Mr. Fishman’s compensation and the compensation for the other EMC members is appropriate in light of his responsibilities and remains necessary to retain and motivate a chief executive with Mr. Fishman’s experience.

Minimum Share Ownership Requirements and Hedging Prohibition

We have Board-adopted minimum share ownership requirements for all outside directors and EMC members. These requirements are designed to ensure that outside directors’ and executives’ long-term interests are closely aligned with those of our shareholders. Under the requirements, the outside directors and EMC members must, at a minimum, own common shares having an aggregate value equal to the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Director	4x
Chief Executive Officer	4x
Executive Vice President	2x
Senior Vice President	1x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 must meet the requirements on the date of the 2013 annual meeting of shareholders and at subsequent annual meetings. Each EMC member that was an EMC member when these requirements were adopted must meet the requirements on the date that adjustments to annual executive compensation are made in 2013 and on subsequent annual adjustment dates. Directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 9, 2012, each of our outside directors and each EMC member would have complied with our minimum share ownership requirements. In addition to the minimum share ownership requirements, we do not allow our directors or named executive officers to enter into any hedging or monetization transactions of our common shares.

Equity Grant Timing

Pursuant to the terms of the 2005 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2011, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards made in connection with the annual performance reviews of the EMC members was the second trading day following our release of fiscal 2010 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the date of the related event (i.e., the first day of employment or effective date of promotion). We have no policy of timing the grant date of these mid-year equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m). In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) generally limits the tax deductions for compensation expense in excess of $1 million paid to our CEO and our three other highest compensated executives (excluding the principal financial officer). Compensation in excess of $1 million may be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m). Except as discussed below, we believe that compensation paid under our equity and bonus compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. When considering whether to award compensation that will not be deductible, the Committee compares the cost of the lost deduction against the competitive market for executive talent and our need to attract, retain and motivate the executive, as applicable.

For fiscal 2011, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program, with the exception of a portion of the base compensation paid to Mr. Fishman. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Our Executive Compensation Program for Fiscal 2012

In establishing executive compensation for fiscal 2012, the Committee engaged Towers Watson to provide research, comparative compensation data and general executive compensation program guidance. Throughout this engagement, Towers Watson advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values. The Committee charged Towers Watson with assisting it to meet the following primary objectives:

  review and validate, or recommend changes to, our executive compensation program;

  obtain better comparative compensation data by updating our retailer-only peer group; and

  compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the updated retailer-only peer group.

At its meeting in February 2012, the Committee: (1) determined that a bonus was not payable for fiscal 2011 under the 2006 Bonus Plan; (2) reviewed the tally sheets and compensation history for all EMC members; (3) reviewed internal pay equity information; (4) discussed the executive compensation review prepared by Towers Watson and approved a new retailer-only peer group for fiscal 2012; (5) reviewed the at-risk incentive compensation as a percentage of the total executive compensation awarded for fiscal 2011 for each named executive officer; and (6) formulated its recommendations to the other outside directors for fiscal 2012 executive compensation (including the terms, financial measure, corporate performance amounts and payout percentages for bonuses, terms for the amount of common shares underlying stock option and restricted stock awards, and the first and second triggers for restricted stock awards). The Committee also reviewed drafts of this CD&A and the other compensation disclosures required by the SEC.

At the subsequent Board meeting, the Committee recommended, and the outside directors approved, the following fiscal 2012 salaries, payout percentages for the target bonus level (with floor being one-half of the target payout percentage and stretch being double the target payout percentage) and equity awards for our named executive officers:

		Fiscal 2012
	Fiscal 2012	Target Bonus	Common Shares Underlying	Common Shares Underlying
	Salary	Payout Percentage	Stock Option Award	Restricted Stock Award
Name	($)	(%)	(#)	(#)
Mr. Fishman	1,400,000	120	0	240,000
Mr. Cooper	565,000	60	40,000	30,000
Ms. Bachmann	565,000	60	40,000	30,000
Mr. Haubiel	465,000	60	40,000	30,000
Mr. Martin	590,000	60	40,000	30,000

Summary Compensation Table for 2011

The following table sets forth the compensation earned by or paid to our named executive officers (Mr. Fishman, our CEO; Mr. Cooper, our Chief Financial Officer; and each of our three other most highly compensated executive officers in fiscal 2011) for each of the last three fiscal years.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)	($)(5)(6)	($)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven S. Fishman,	2011	1,400,000	—	10,280,000	—	—	—	244,662	11,924,662
Chairman, Chief Executive	2010	1,369,231	—	8,980,000	—	2,769,816	—	275,028	13,394,075
Officer and President	2009	1,200,000	—	3,494,000	2,583,900	2,400,000	—	108,626	9,786,526
Joe R. Cooper,	2011	529,615	—	1,233,600	582,000	—	—	32,884	2,378,099
Executive Vice President	2010	490,769	—	898,000	683,500	494,610	—	32,615	2,599,494
and Chief Financial Officer	2009	440,000	—	349,400	381,713	528,000	—	29,380	1,728,493
and President, Big Lots
Canada, Inc.
Lisa M. Bachmann,	2011	529,615	—	1,233,600	582,000	—	—	33,887	2,379,102
Executive Vice President,	2010	490,769	—	898,000	683,500	494,610	—	40,959	2,607,838
Supply Chain Management and	2009	440,000	—	349,400	381,713	528,000	—	37,709	1,736,822
Chief Information Officer
Charles W. Haubiel II,	2011	436,154	—	1,233,600	582,000	—	—	26,156	2,277,910
Executive Vice President,	2010	405,000	—	718,400	615,150	410,526	—	29,211	2,178,287
Legal and Real Estate, General
Counsel and Corporate
Secretary (8)
John C. Martin,	2011	571,154	—	1,028,000	509,250	—	—	64,273	2,172,677
Executive Vice President,	2010	545,385	—	538,800	546,800	544,071	—	42,379	2,217,435
Administration (9)	2009	520,000	—	262,050	293,625	624,000	—	32,780	1,732,455
____________________

(1)	We are a party to an employment agreement with each of our named executive officers, the material terms of which are described in the “Overview of our Executive Compensation Program - Employment Agreements” section of the CD&A.

(2)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted under the 2005 LTIP to our named executive officers in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. The aggregate grant date fair value reflected in this column is based on the number of shares of restricted stock granted and the fair value of the restricted stock on the grant date (i.e., for restricted stock granted in fiscal 2011, $41.12 per common share – the average of the opening price and the closing price of our common shares on the NYSE on the grant date, as determined in accordance with ASC 718 and the terms of the 2005 LTIP).

(3)	The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted under the 2005 LTIP to our named executive officers in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share-Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Form 10-K regarding the assumptions underlying the valuation of stock option awards.

(4)	The amounts in this column reflect cash bonuses earned under the 2006 Bonus Plan for performance during each of the last three fiscal years. A portion of the cash bonuses earned by Mr. Haubiel for fiscal 2010 performance and Mr. Martin for fiscal 2010 and fiscal 2009 performance and included in this column was deferred into the Supplemental Savings Plan upon the payment of such amount to Mr. Haubiel in fiscal 2011 and to Mr. Martin in fiscal 2011 and fiscal 2010. The Supplemental Savings Plan is described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below.

(5)	For fiscal 2011, the amounts in this column include the following compensation for our named executive officers, as more fully described in the table included with this footnote:

	i.	The reimbursement of taxes related to our payment of healthcare costs covered by the Executive Benefit Plan and long-term disability insurance premiums;

	ii.	Big Lots matching contributions made pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

	iii.	Big Lots paid healthcare costs covered by the Executive Benefit Plan, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	iv.	Big Lots paid premiums for life insurance, which is generally available to all full-time employees;

	v.	Big Lots paid premiums for long-term disability insurance, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/ Perquisites” section of the CD&A;

	vi.	The cost to Big Lots associated with the use of an automobile or the receipt of a cash allowance in lieu of an automobile; and

	vii.	The aggregate incremental cost to Big Lots associated with Mr. Fishman’s non-business use of corporate aircraft.

The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, on-board catering, crew hotel and meals, empty return (deadhead) flights and other miscellaneous variable costs. The aggregate incremental cost also includes per flight hour maintenance costs calculated based upon the total maintenance costs incurred by us during the prior two years and dividing those costs by the number of hours flown during that same period. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise

“gross-up” Mr. Fishman for any income tax obligation attributed to his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee for fiscal 2011 as part of Mr. Fishman’s overall compensation package, is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A.

					Big Lots
		Big Lots	Big Lots Paid		Paid	Use of
		Contributions	Healthcare	Big Lots	Long-Term	Automobile
		to Defined	Costs under	Paid Life	Disability	or	Non-Business
	Reimbursement	Contribution	Executive	Insurance	Insurance	Automobile	Aircraft
	of Taxes	Plans	Benefit Plan	Premiums	Premiums	Allowance	Usage
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Fishman	5,853	—	4,995	1,380	2,940	21,475	208,019
Mr. Cooper	2,848	9,800	4,823	1,108	1,105	13,200	—
Ms. Bachmann	4,151	9,800	4,523	1,108	1,105	13,200	—
Mr. Haubiel	729	9,800	605	911	911	13,200	—
Mr. Martin	13,007	9,800	25,881	1,191	1,194	13,200	—

(6)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts included in this column.

(7)	As a percentage of their total compensation in fiscal 2011, fiscal 2010 and fiscal 2009, the salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) for each named executive officer was as follows:

	Fiscal 2011		Fiscal 2010		Fiscal 2009
		Non-Equity		Non-Equity		Non-Equity
		Incentive Plan		Incentive Plan		Incentive Plan
	Salary	Compensation	Salary	Compensation	Salary	Compensation
Name	(%)	(%)	(%)	(%)	(%)	(%)
Mr. Fishman	11.7	—	10.2	20.7	12.3	24.5
Mr. Cooper	22.3	—	18.9	19.0	25.5	30.5
Ms. Bachmann	22.3	—	18.8	19.0	25.3	30.4
Mr. Haubiel	19.1	—	18.6	18.8	—	—
Mr. Martin	26.3	—	24.6	24.5	30.0	36.0

(8)	Mr. Haubiel was not a named executive officer in fiscal 2009.

(9)	Mr. Martin served as our Executive Vice President, Merchandising until assuming his current position on April 17, 2011.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan and the 2005 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the Grants of Plan-Based Awards in Fiscal 2011 table that follows.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “qualified performance-based compensation” under Section 162(m), to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other outside directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum bonus exists, and the Compensation Committee has the discretion to cancel or decrease a bonus (but may not increase a bonus for a covered employee (as that term is used within Section 162(m)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The bonus awards that may be earned under the 2006 Bonus Plan range from the floor to the stretch bonus payout percentages, and include all amounts in between. The smallest target and stretch bonus payout percentages that may be set annually for our named executive officers are set forth in their respective employment agreements. The floor bonus payout percentage is pre-established annually by the Compensation Committee and other outside directors and has historically been one-half of the target bonus payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other outside directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s bonus opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum bonus payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Bonus,” “Overview of our Executive Compensation Program – Employment Agreements” and “Our Executive Compensation Program for Fiscal 2011 – Bonus for Fiscal 2011” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2011.

Big Lots 2005 Long-Term Incentive Plan

Since January 1, 2006, all employee equity awards, including those made to our named executive officers, have been granted under the 2005 LTIP. The 2005 LTIP authorizes the grant of NQSOs, ISOs, SARs, restricted stock, restricted stock units and performance unit awards, any of which may be granted on a stand-alone, combination or tandem basis. To date, we have granted only stock options and restricted stock under the 2005 LTIP.

Awards under the 2005 LTIP may be granted to any salaried employee, consultant or advisor of Big Lots or its affiliates. The number of common shares available for grant under the 2005 LTIP consists of: (1) an initial allocation of 1,250,000 common shares; (2) 2,001,142 common shares, the common shares that were available under the predecessor 1996 LTIP upon its expiration; (3) 2,100,000 common shares approved by our shareholders in May 2008; and (4) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each fiscal year during which the 2005 LTIP is in effect. We believe the decision to provide for the annual increase in the common shares available for issuance under 2005 LTIP is beneficial to our shareholders, because, as compared to obtaining at the inception of the 2005 LTIP authorization for all common shares that are anticipated to be needed during its term, the annual increase provides an additional control in that it prevents the issuance in any one year of all of the common shares that will eventually be available to be granted under the 2005 LTIP. No more than one-third of all common shares awarded under the 2005 LTIP may be granted in the form of restricted stock, restricted stock units and performance units, and no more than 5,000,000 common shares may be granted as ISOs. A participant may receive multiple awards under the 2005 LTIP. Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) are limited to: (1) 2,000,000 shares of restricted stock per participant annually; (2) 3,000,000 common shares underlying stock options and SARs per participant during any three consecutive calendar years; and (3) $6,000,000 in cash through performance units per participant during any three consecutive calendar years. Also, the 2005 LTIP provides that the total number of common shares underlying outstanding awards granted under the 2005 LTIP, the 1996 LTIP, the Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan (“ESO Plan”), and the Director Stock Option Plan may not exceed 15% of our issued and outstanding common shares (including treasury shares) as of any date. The 1996 LTIP, the ESO Plan and the Director Stock Option Plan have terminated, and there are no awards outstanding under the ESO Plan.

Each stock option granted under the 2005 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2005 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2005 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2005 LTIP (other than those made to the outside directors, which are discussed in the “Director Compensation” section of this Proxy Statement, and those made to Mr. Fishman pursuant to his retention agreement, which are discussed in the “Overview of Our Executive

Compensation Program – Retention Agreement” section of the CD&A), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window that is five years after the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting. See the “Our Executive Compensation Program for Fiscal 2011 – Equity for Fiscal 2011” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2005 LTIP in fiscal 2011.

Upon a change in control (as defined in the 2005 LTIP), all awards outstanding under the 2005 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and the 2005 LTIP, see the narrative disclosure accompanying the Potential Payments Upon Termination or Change in Control tables below.

Grants of Plan-Based Awards in Fiscal 2011

The following table sets forth each award made to our named executive officers in fiscal 2011 under the 2006 Bonus Plan and the 2005 LTIP.

									All
									Other
									Stock	All Other		Grant
									Awards:	Option		Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:	Exercise	Value
			Under Non-Equity Incentive			Under Equity Incentive			of	Number of	or Base	of Stock
			Plan Awards			Plan Awards			Shares of	Securities	Price of	and
	Grant	Award	(3)			(4)			Stock or	Underlying	Option	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh.)(6)	($)
(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Fishman	—	—	840,000	1,680,000	3,360,000	—	—	—	—	—	—	—
	3/7/11	3/3/11	—	—	—	—	250,000	—	—	—	—	10,280,000
	3/7/11	3/3/11	—	—	—	—	—	—	—	—	—	—
Mr. Cooper	—	—	160,500	321,000	642,000	—	—	—	—	—	—	—
	3/7/11	3/3/11	—	—	—	—	30,000	—	—	—	—	1,233,600
	3/7/11	3/3/11	—	—	—	—	—	—	—	40,000	41.12	582,000
Ms. Bachmann	—	—	160,500	321,000	642,000	—	—	—	—	—	—	—
	3/7/11	3/3/11	—	—	—	—	30,000	—	—	—	—	1,233,600
	3/7/11	3/3/11	—	—	—	—	—	—	—	40,000	41.12	582,000
Mr. Haubiel	—	—	132,000	264,000	528,000	—	—	—	—	—	—	—
	3/7/11	3/3/11	—	—	—	—	30,000	—	—	—	—	1,233,600
	3/7/11	3/3/11	—	—	—	—	—	—	—	40,000	41.12	582,000
Mr. Martin	—	—	172,500	345,000	690,000	—	—	—	—	—	—	—
	3/7/11	3/3/11	—	—	—	—	25,000	—	—	—	—	1,028,000
	3/7/11	3/3/11	—	—	—	—	—	—	—	35,000	41.12	509,250
____________________

(1)	As discussed in the “Our Executive Compensation Program for Fiscal 2011 – Equity Grant Timing” section of the CD&A, in fiscal 2011, the Board set as the grant date of these equity awards the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms of the equity awards.

(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.

(3)	The amounts in columns (c), (d) and (e) represent our named executive officers’ floor, target and stretch bonus levels, respectively, for fiscal 2011 pursuant to the 2006 Bonus Plan, which bonus levels are further described in the “Our Executive Compensation Program for Fiscal 2011 – Bonus for Fiscal 2011” section of the CD&A. For fiscal 2011, our named executive officers did not earn a bonus under the 2006 Bonus Plan, as reflected in column (g) of the Summary Compensation Table.

(4)	The amounts in column (g) represent restricted stock awarded pursuant to the 2005 LTIP, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2011 – Equity for Fiscal 2011” section of the CD&A. Because we achieved the fiscal 2011 corporate performance goal previously established for Mr. Fishman’s fiscal 2011 restricted stock award and he remained employed beyond the first anniversary of the award, Mr. Fishman’s restricted stock vested on March 27, 2012, the first trading day after we filed with the SEC our Form 10-K for fiscal 2011. Because we met the first trigger, but not the second trigger, as a result of fiscal 2011 corporate performance, the restricted stock granted to our named executive officers in fiscal 2011 (other than Mr. Fishman) did not vest. There are no threshold or maximum “estimated future payouts” applicable to the restricted stock awards included in column (g).

(5)	The amounts in column (j) represent NQSOs awarded pursuant to the 2005 LTIP, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2011 – Equity for Fiscal 2011” section of the CD&A.

(6)	Pursuant to the terms of the 2005 LTIP, the exercise price of the NQSOs awarded in fiscal 2011 is equal to the average trading price of our common shares on the grant date (which exceeded the closing market price of our common shares on the grant date). We believe this method is preferable to using the closing market price, as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2011, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market
			Incentive				Market	Number of	or Payout
			Plan				Value of	Unearned	Value of
	Number	Number	Awards:			Number	Shares	Shares,	Unearned
	of	of	Number of			of Shares	or Units	Units or	Shares,
	Securities	Securities	Securities			or Units	of Stock	Other	Units or
	Underlying	Underlying	Underlying			of Stock	That	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That	Have	That	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)	(#)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Fishman	62,500	—	—	28.73	3/13/2014	—	—	—	—
	82,500	82,500	—	21.06	3/7/2015	—	—	—	—
	142,510	165,000	—	17.47	3/6/2016	—	—	—	—
	—	—	—	—	—	—	—	250,000	10,000,000
Mr. Cooper	37,500	—	—	28.73	3/13/2014	—	—	—	—
	12,187	12,188	—	21.06	3/7/2015	—	—	—	—
	12,188	24,375	—	17.47	3/6/2016	—	—	—	—
	12,500	37,500	—	35.92	3/5/2017	—	—	—	—
	—	40,000	—	41.12	3/7/2018	—	—	—	—
	—	—	—	—	—	—	—	55,000	2,200,000
Ms. Bachmann	30,000	—	—	*15.05	2/23/2014	—	—	—	—
	37,500	—	—	28.73	3/13/2014	—	—	—	—
	36,562	12,188	—	21.06	3/7/2015	—	—	—	—
	24,375	24,375	—	17.47	3/6/2016	—	—	—	—
	12,500	37,500	—	35.92	3/5/2017	—	—	—	—
	—	40,000	—	41.12	3/7/2018	—	—	—	—
	—	—	—	—	—	—	—	55,000	2,200,000
Mr. Haubiel	37,500	—	—	28.73	3/13/2014	—	—	—	—
	9,375	9,375	—	21.06	3/7/2015	—	—	—	—
	9,375	18,750	—	17.47	3/6/2016	—	—	—	—
	11,250	33,750	—	35.92	3/5/2017	—	—	—	—
	—	40,000	—	41.12	3/7/2018	—	—	—	—
	—	—	—	—	—	—	—	50,000	2,000,000
Mr. Martin	7,500	—	—	28.73	3/13/2014	—	—	—	—
	9,375	9,375	—	21.06	3/7/2015	—	—	—	—
	9,375	18,750	—	17.47	3/6/2016	—	—	—	—
	10,000	30,000	—	35.92	3/5/2017	—	—	—	—
	—	35,000	—	41.12	3/7/2018	—	—	—	—
	—	—	—	—	—	—	—	40,000	1,600,000
____________________

(1)	The stock option award identified with an asterisk in column (e) was made pursuant to the 1996 LTIP. All other stock option awards reflected in this table were made pursuant to the 2005 LTIP. The stock option award identified as having been made pursuant to the 1996 LTIP vested on the anniversary of the grant date at the rate of 20% per year over the first five years of the 10 year option term. Stock option awards made under the 2005 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)	The restricted stock awards reported in column (i) were made in fiscal 2011 for Mr. Fishman and in fiscal 2011 and fiscal 2010 for the other named executive officers, pursuant to the 2005 LTIP. Mr. Fishman’s fiscal 2011 restricted stock award vests if we achieve a corporate financial goal established at the beginning of fiscal 2011 and Mr. Fishman remains employed by us on the anniversary of the grant date of the award. Mr. Fishman’s fiscal 2011 restricted stock award vested as we achieved the corporate performance goal and Mr. Fishman was employed by us on the anniversary of the grant date. For Mr. Cooper, Ms. Bachmann, Mr. Haubiel and Mr. Martin, the first trigger for the fiscal 2011 and fiscal 2010 awards is $1.50, the second trigger for the fiscal 2011 restricted stock awards is $3.52 and the second trigger for the fiscal 2010 restricted stock awards is $2.94. Based on our performance in fiscal 2011, we achieved the first trigger but not the second trigger applicable to the fiscal 2011 restricted stock awards and we achieved the second trigger applicable to the fiscal 2010 restricted stock awards. Accordingly, the 2010 restricted stock awards vested on the first trading day after we filed with the SEC our Form 10-K for fiscal 2011. For additional information regarding the fiscal 2011 restricted stock awards, including the vesting terms, see the narrative preceding the Grants of Plan-Based Awards in Fiscal 2011 table and the “Our Executive Compensation Program for Fiscal 2011 – Equity for Fiscal 2011” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2011

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	—	—	250,000	10,897,500
Mr. Cooper	—	—	—	—
Ms. Bachmann	40,250	821,612	—	—
Mr. Haubiel	—	—	—	—
Mr. Martin	—	—	—	—

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($245,000 for calendar year 2011). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $9,800 for fiscal 2011.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2011

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Fishman	—	—	—	—	—
Mr. Cooper	15,465	5,439	17,998	—	519,765
Ms. Bachmann	15,889	5,439	1,000	—	191,285
Mr. Haubiel	153,689	5,439	(6,051)	—	980,615
Mr. Martin	82,023	5,439	17,489	—	718,649
____________________

(1)	With respect to Mr. Haubiel and Mr. Martin, $30,531 and $27,616 of the amounts in this column are included in their respective fiscal 2011 “Salary” reported in the Summary Compensation Table, while the balance (i.e., $123,158 for Mr. Haubiel and $54,407 for Mr. Martin) is included in fiscal 2010 “Non-Equity Incentive Plan Compensation” reported in the Summary Compensation Table as a result of their deferral of a portion of the cash bonus earned pursuant to the 2006 Bonus Plan for fiscal 2010 performance (paid in fiscal 2011). With respect to Mr. Cooper and Ms. Bachmann, the amounts in this column are included in their respective fiscal 2011 “Salary” reported in the Summary Compensation Table.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2011.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2011 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(4)	$138,009, $39,383, $168,831 and $192,362 of the amounts in this column were previously reported as compensation to Mr. Cooper, Ms. Bachmann, Mr. Haubiel and Mr. Martin, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering

Event Occurred at 2011 Fiscal Year End” section below reflects the payments that may be received by each named executive officer (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (1) involuntarily without cause; (2) in connection with the executive’s disability; (3) upon the executive’s death; or (4) in connection with a change in control.

Rights Under Post-Termination and Change in Control Arrangements

Under each employment agreement, if a named executive officer is terminated for cause or due to his or her voluntary resignation, we have no further obligation to pay any unearned compensation or to provide any future benefits to the executive. Generally, under the terms of each named executive officer’s employment agreement, cause for termination would exist upon the executive’s:

  failure to comply with our policies and procedures which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  willful or illegal misconduct or grossly negligent conduct that is materially injurious to us or our affiliates;

  violation of laws or regulations governing us or our affiliates or a violation of our codes of ethics;

  breach of any fiduciary duty owed to us or our affiliates;

  misrepresentation or dishonesty which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  breach of any provision of the executive’s obligations under his or her employment agreement with us;

  involvement in any act of moral turpitude that has a materially injurious effect on us or our affiliates; or

  breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement with a former employer.

If terminated without cause, Mr. Fishman would continue to receive his salary for two years and each of the other named executive officers would continue to receive his or her respective salary for one year. Each named executive officer would receive a lump sum payment equal to two times his or her respective salary if terminated in connection with a change in control (as discussed below). Additionally, each named executive officer (1) is eligible (based on our achievement of at least the corporate performance amount corresponding to the floor bonus level) to receive a prorated bonus for the fiscal year in which his or her termination is effective if he or she is terminated without cause or in connection with his or her death or disability, and (2) will receive two times his or her stretch bonus if terminated following a change in control.

Upon a change in control, all outstanding stock options become exercisable to the full extent of the original grant and all unvested restricted stock vests. Upon the named executive officer’s termination of employment, all exercisable stock options then held may be exercised until the earlier of the stock option award expiration date or one year after termination of employment. Additionally, if termination of employment results from death or disability, then (1) unvested stock options awarded in fiscal 2011 and after will vest on the day such event occurred, provided such event occurred at least six months following the grant date, and (2) unvested restricted stock awards will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. Any restricted stock awards not vested at termination of employment, for reasons other than death or disability, shall be forfeited.

Each named executive officer is entitled to receive continued healthcare coverage for up to two years following a termination without cause or if terminated in connection with a change in control, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage (“Tax Gross-Up Amount”). Upon a change in control, each participating named executive officer will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2011.) Additionally, if terminated without cause, Mr. Fishman is entitled to continue receiving an automobile or automobile allowance for two years, and the other named executive officers are entitled to continue receiving an automobile or automobile allowance for one year.

If the payments received by a named executive officer in connection with a change in control constitute an “excess parachute payment” under Section 280G of the IRC, the named executive officer is entitled to reimbursement for any excise tax imposed under Section 4999 of the IRC, or the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method (“Excise Tax Benefit”). The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Change in Control Described

Generally, pursuant to the 1996 LTIP, the 2005 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and Mr. Fishman’s retention agreement, a change in control is deemed to occur if:

  any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;

  a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

  our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC and the Treasury Regulations promulgated thereunder, pursuant to our named executive officers’ employment agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

  the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

  the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;

  a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

  the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, the 1996 LTIP, the 2005 LTIP, the 2006 Bonus Plan and Mr. Fishman’s retention agreement, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Pursuant to the employment agreements, a named executive officer’s termination in connection with a change in control is generally deemed to occur if, during the applicable protection period (as discussed in the next paragraph), we or any other party to the change in control (e.g., the unrelated acquirer or successor company):

  terminate the executive without cause;

  breach a term of the employment agreement; or

  constructively terminate the executive (i.e., the executive resigns due to the imposition of a material adverse change in the executive’s duties, compensation or reporting relationships after our failure to cure such condition).

The protection period afforded to Mr. Fishman consists of the six months preceding a change in control and the two years following a change in control. The protection period afforded to the other named executive officers consists of the three months preceding a change in control and the two years following a change in control.

Estimated Payments if Triggering Event Occurred at 2011 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

  Amounts are calculated based on compensation levels and benefits effective at January 28, 2012, the end of fiscal 2011.

  As noted in the “Non-Equity Incentive Plan Compensation” row in the tables below, the amounts payable under the 2006 Bonus Plan upon termination: (1) without cause or due to disability or death are based on the bonus actually earned by the applicable named executive officer for fiscal 2011 performance (which amounts would be prorated if the executive was terminated prior to the end of the fiscal year for which the bonus was earned); and (2) in connection with a change in control are equal to two times the named executive officer’s stretch bonus.

  We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided by the named executive officer’s employment agreement if terminated involuntarily without cause or in connection with a change in control. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related Tax Gross-Up Amounts. The Tax Gross-Up Amount would be paid under the terms of the named executive officer’s employment agreement.

  The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

  The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2011) of (1) 20% of the unvested restricted stock awarded to each named executive officer in March of 2010 (other than Mr. Fishman, whose fiscal 2010 restricted stock award previously vested) and (2) all of the unvested stock options awarded to our named executive officers in fiscal 2009 and after. As discussed in the prior section, if termination of employment resulted from death or disability, then unvested restricted stock awards made under the 2005 LTIP will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. The first trigger for the restricted stock awarded to the named executive officers (other than Mr., Fishman) in March of 2010 was met as a result of our performance in fiscal 2011. Accordingly, 20% of the March 2010 restricted stock awarded to each those named executive officers would have vested at the end of fiscal 2011 had the executive’s employment terminated on such date as a result of his death or disability. As discussed in the prior section, if a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in fiscal 2009 or after, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

  The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2011 (minus the aggregate stock option exercise prices) and all unvested restricted stock that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2011. As to Mr. Fishman, these amounts include the restricted stock awarded to him in fiscal 2011 and contracted to be awarded to him in fiscal 2012 pursuant to his retention agreement. In the event that a change in control occurs prior to Mr. Fishman’s receipt of his fiscal 2012 restricted stock award and he remains continuously employed by us until the change in control, in lieu of the fiscal 2012 restricted stock award, he would be entitled to receive an amount in cash equal to the product of (1) the fair market value per common share on the date of the change in control multiplied by (2) 250,000. The value of the restricted stock awarded pursuant to Mr. Fishman’s retention agreement that is included in the amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below is $20,023,750. Except for the restricted stock awarded to Mr. Fishman in fiscal 2011 and fiscal 2012 pursuant to his retention agreement, these amounts do not reflect any equity awards that have vested or have been granted in fiscal 2012.

  The closing market price of our common shares on the final trading day on the NYSE during fiscal 2011 was $40.00 per share.

Steven S. Fishman

The following table reflects the payments that would have been due to Mr. Fishman in the event of a change in control or the termination of his employment on January 28, 2012.

	Event Occurring at January 28, 2012
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	2,800,000	—	—	—	2,800,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	6,720,000	—
Healthcare Coverage ($)	—	144,206	—	—	—	144,206	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	42,950	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	3,717,450	3,717,450	25,303,750	25,303,750
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	2,987,156	—	3,742,450	3,717,450	34,967,956	25,303,750

Joe R. Cooper

The following table reflects the payments that would have been due to Mr. Cooper in the event of a change in control or the termination of his employment with us on January 28, 2012.

	Event Occurring at January 28, 2012
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	535,000	—	—	—	1,070,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,284,000	—
Healthcare Coverage ($)	—	118,221	—	—	—	118,221	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	902,169	902,169	3,133,009	3,133,009
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	666,421	—	927,169	902,169	5,605,230	3,133,009

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control or the termination of her employment with us on January 28, 2012.

	Event Occurring at January 28, 2012
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	535,000	—	—	—	1,070,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,284,000	—
Healthcare Coverage ($)	—	118,225	—	—	—	118,225	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	902,169	902,169	3,133,009	3,133,009
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	666,425	—	927,169	902,169	5,605,234	3,133,009

Charles W. Haubiel II

The following table reflects the payments that would have been due to Mr. Haubiel in the event of a change in control or the termination of his employment with us on January 28, 2012.

	Event Occurring at January 28, 2012
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	440,000	—	—	—	880,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,056,000	—
Healthcare Coverage ($)	—	74,201	—	—	—	74,201	—
Long-Term Disability Benefit ($)	—	—	—	24,567	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	720,138	720,138	2,737,700	2,737,700
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	527,401	—	744,705	720,138	4,747,901	2,737,700

John C. Martin

The following table reflects the payments that would have been due to Mr. Martin in the event of a change in control or the termination of his employment with us on January 28, 2012.

	Event Occurring at January 28, 2012
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	575,000	—	—	—	1,150,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,380,000	—
Healthcare Coverage ($)	—	74,201	—	—	—	74,201	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	664,838	664,838	2,322,400	2,322,400
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	662,401	—	689,838	664,838	4,926,601	2,322,400

PROPOSAL THREE: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO
ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE
NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. Consistent with this philosophy, the Compensation Committee has identified the following key objectives that drive the design of the policies and practices of our executive compensation program:

  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer groups. We believe a key factor in attracting and retaining qualified executives is to provide total compensation that is competitive with the total compensation paid by companies in our compensation peer groups. Each of the elements of compensation we provide serves a different role in attracting and retaining executives.

  Motivate executives to contribute to our success and reward them for their performance. We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year. We believe that our operating profit is an important financial measure, as it is a reflection of both top line sales and expense control, and when used year-over-year, it has the effect of promoting our long-term financial health. While we believe that our results in fiscal 2011 were generally positive, including our record income from continuing operations, continued focus on store growth in the United States and expansion into Canada, we did not meet the operating profit amount required for our named executive officers to receive bonuses for fiscal 2011. Accordingly, our named executive officers did not receive a bonus for fiscal 2011. We believe that this supports our goal of rewarding our named executive officers only when we achieve the financial goals set by our board each year.

  Align the interests of executives and shareholders through incentive-based executive compensation. The realization and value of bonus opportunities under the 2006 Bonus Plan and equity awarded under the 2005 LTIP are dependent upon our performance and/or the appreciation in the value of our common shares. We believe that awarding a significant percentage of the total compensation of our named executive officers as at-risk incentive compensation (85.7% in fiscal 2011) exemplifies the emphasis of our executive compensation program on pay for performance and demonstrates that our executive compensation program is closely aligned with the interests of our shareholders. In some years, as was the case in fiscal 2011, our named executive officers may not realize a significant portion of the at-risk incentive compensation awarded to them, as our named executive officers did not receive a bonus in fiscal 2011. We believe this shows that our pay practices are designed to effectively incentivize our executives to dedicate themselves fully to creating value for our shareholders.

  Manage executive compensation costs. We compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups, which provides a market check on the compensation we pay to our executives and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance. We seek the approval of the five additional outside directors who do not serve on the Compensation Committee before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

For a more detailed discussion of how our executive compensation program reflects these objectives and our executive compensation philosophy, including information about the 2011 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other related compensation tables in this Proxy Statement.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of three outside directors of the Board. Our common shares are listed on the NYSE. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

  the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

  the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

  the performance of our internal audit function;

  the evaluation of enterprise risk issues; and

  the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2011.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm and the internal audit service provider, in each case without the presence of management, and discussions with our Chief Financial Officer and internal auditor in separate sessions, in each case without the presence of additional members of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2011, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our consolidated financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2012. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2011. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects our independent registered public accounting firm.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2011, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2010	Fiscal 2011
($ in thousands)	($)	($)
Audit Fees	1,165	1,151
Audit-Related Fees (1)	18	18
Tax Fees (2)	87	172
All Other Fees (3)	2	2
Total Fees	1,272	1,343
____________________

(1)	For fiscal 2010 and fiscal 2011, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2010, the tax fees principally related to tax compliance services. For fiscal 2011, the tax fees principally related to tax compliance services and work orders related to our foreign acquisition.

(3)	For fiscal 2010 and fiscal 2011, the other fees principally related to online subscription fees for technical accounting support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2011 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2011 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
Peter J. Hayes
Russell Solt

PROPOSAL FOUR: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

At its February 29, 2012 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2012, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2013 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 11, 2012 to be eligible for inclusion in our 2013 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2013 annual meeting of shareholders without inclusion of that proposal in our 2013 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before February 24, 2013, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2013 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

ANNUAL REPORT ON FORM 10-K

Our Form 10-K is included with this Proxy Statement in our 2011 Annual Report to Shareholders. Shareholders may also receive a copy of our Form 10-K without charge by writing to: Investor Relations, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. Our Form 10-K may also be accessed in the Investor Relations section of our website (www.biglots.com) under the “SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $6,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two, Proposal Three and Proposal Four above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

CHARLES W. HAUBIEL II
Executive Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary

April 10, 2012
Columbus, Ohio

APPENDIX A

BIG LOTS 2012 LONG - TERM INCENTIVE PLAN EFFECTIVE MAY 23, 2012

C O N T E N T S

Big Lots 2012 Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

     1.1 Establishment. Big Lots, Inc., an Ohio corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Big Lots 2012 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

     This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

     This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 (Establishment, Purposes, and Duration/Duration of this Plan) hereof.

     1.2 Purpose of this Plan. This Plan is intended to promote the Company’s long-term financial success by motivating performance through incentive compensation and to encourage Participants to acquire ownership interests in the Company. This Plan is also intended to provide a means whereby Employees, Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company and its Affiliates may attract able individuals to become Employees or serve as Directors or Third Party Service Providers of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

     1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

     1.4 No More Grants Under Prior Plan. After the Effective Date, no more grants will be made under the Prior Plan.

Article 2. Definitions

     Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

     2.1 “Affiliate” shall mean (a) in the case of an ISO, a “parent corporation” or a “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively; and (b) in all other cases, any other entity regardless of its form (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code Section 414(b), as modified by Code Section 409A.

     2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

     2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan. At the Committee’s discretion, an Award may be granted as a Qualified Performance-Based Award.

     2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

     2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

     2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 11 (Cash-Based Awards and Other Stock-Based Awards).

     2.8 “Change in Control” means any one or more of the following events:

          (a) Any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors;

          (b) A majority of the members of the Board of Directors then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or

          (c) The consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company’s assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company.

     Provided, however, the other provisions of this Section 2.8 (Definitions/Change in Control) notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing 20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

     Provided further, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of Code Section 409A.

     2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable rules, regulations, and authoritative interpretations thereunder and any successor or similar provision.

     2.10 “Committee” means the Compensation Committee of the Board or such other committee to which the Board assigns the responsibility of administering this Plan. The Committee shall consist of at least three members of the Board, each of whom may serve on the Committee only if the Board determines that he or she (a) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, (b) satisfies the requirements of an “outside director” for purposes of Code Section 162(m), and (c) qualifies as “independent” in accordance with applicable stock exchange listing standards. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the members of the Board that each satisfy the requirements of an “outside director” for purposes of Code Section 162(m) may take any action under the Plan that would otherwise be the responsibility of the Committee.

     2.11 “Company” means Big Lots, Inc., an Ohio corporation, and any successor thereto as provided in Article 23 (Successors) herein.

     2.12 “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee as a “Covered Employee” under this Plan on or before the Final Pre-Establishment Date.

     2.13 “Deferred Annual Amount” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

     2.14 “Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event, as further described in Section 9.1 (Deferred Stock Units/In General).

     2.15 “Deferral Election Form” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

     2.16 “Director” means any individual who is a member of the Board of Directors of the Company or the board of directors of any Affiliate of the Company.

     2.17 “Disability” means:

          (a) With respect to ISOs, as that term is defined in Code Section 22(e)(3);

          (b) If Disability constitutes a payment event with respect to any Award that is subject to Code Section 409A, Disability shall mean, unless the Committee determines otherwise in accordance with Code Section 409A, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any readily determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Participant’s employer, or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board; and

          (c) Unless the Committee determines otherwise, with respect to any other Award, a physical or mental condition that, for more than six (6) consecutive months, renders the Participant incapable, with reasonable accommodation, of performing his or her assigned duties on a full-time basis.

     2.18 “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

     2.19 “Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

     2.20 “Elective Deferred Stock Units” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

     2.21 “Eligible Individual” means an individual who is an Employee, Director, and/or Third Party Service Provider.

     2.22 “Employee” means any employee of the Company or any of its Affiliates.

     2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.24 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.25 “Fair Market Value” or “FMV” means a price that is equal to the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee and, to the extent applicable, in a manner consistent with Code Section 409A. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the average of the reported opening and closing prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate taking into account all information material to the value of the Company within the meaning of Code Section 409A.

     2.26 “Final Pre-Establishment Date” means the last day a performance goal is considered pre-established under Code Section 162(m). As of the Effective Date, a performance goal shall be considered pre-established under Code Section 162(m) if the Committee establishes the performance goal within ninety (90) days after the commencement of the period of service to which the performance goal relates, or, in any event, no later than twenty-five percent (25%) of the period of service to which the performance goal relates has elapsed; provided that the outcome of the performance goal is substantially uncertain at the time the Committee establishes the performance goal.

     2.27 “Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

     2.28 “Grant Date” means the later of (a) the date the Committee establishes the terms of an Award, or (b) any later date specified in the Award Agreement. In no event may the Grant Date be earlier than the Effective Date.

     2.29 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

     2.30 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Options) to an Employee and that is designated as an Incentive Stock Option and that meets the rules and requirements of Code Section 422, or any successor provision.

     2.31 “Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company or an Affiliate, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

     2.32 “Nonemployee Director” means a Director who is not an Employee.

     2.33 “Nonemployee Director Award” means any Award granted to a Nonemployee Director as described in Article 12 (Nonemployee Director Awards).

     2.34 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

     2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Options).

     2.36 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 11 (Cash-Based Awards and Other Stock-Based Awards).

     2.37 “Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

     2.38 “Performance Measures” means business criteria or measures as described in Article 13 (Qualified Performance-Based Awards and Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards for the exception for qualified performance-based compensation of Code Section 162(m).

     2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

     2.40 “Performance Share” means a grant of a stated number of Shares to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

     2.41 “Performance Share Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

     2.42 “Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

     2.43 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

     2.44 “Plan” means the Big Lots 2012 Long-Term Incentive Plan.

     2.45 “Plan Year” means the Company’s fiscal year.

     2.46 “Prior Plan” means the Big Lots 2005 Long-Term Incentive Plan, as amended and restated, effective May 27, 2010.

     2.47 “Qualified Performance-Based Awards” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes.

     2.48 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units).

     2.49 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), except no Shares are actually awarded to the Participant on the Grant Date.

     2.50 “Restriction Period” means the period when Restricted Stock, Restricted Stock Units, Deferred Stock Units and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

     2.51 “Share” means a common share of the Company, par value $.01 per share (as such par value may be amended from time to time), whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or a share of common stock of any successor pursuant to Article 23 (Successors).

     2.52 “Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Award Limitations/Share Authorization).

     2.53 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

     2.54 “Termination of Employment or Service” means the occurrence of any act or event that causes a Participant to cease being an employee of the Company and any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale, or transfer by the Company or its Affiliates of a business owned or operated by the Company or any Affiliate. With respect to any Participant who is not an employee of the Company or any Affiliate, the Award Agreement shall establish what act or event shall constitute a Termination of Employment or Service for purposes of this Plan. A Termination of Employment or Service shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding the foregoing, as described in Section 15.4 (Impact of Termination of Employment or Service on Awards/Change in Participant Status), no Termination of Employment or Service shall occur if the Participant continues to be an Employee, Director, or Third Party Service Provider after such termination. Provided, however, if a Termination of Employment or Service constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Termination of Employment or Service shall only be made upon a “separation from service” within the meaning of Code Section 409A.

     2.55 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company or an Affiliate pursuant to a written agreement that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

     3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

     3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of the Plan or any Award Agreement, (e) establishing performance goals, and for Qualified Performance-Based Awards, establishing and certifying satisfaction of performance goals in accordance with the requirements of Code Section 162(m), (f) subject to Article 21 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or its Affiliates operate, and (g) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

     3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Subject to applicable law, the Committee may authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of and make any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered an Insider; (ii) the Committee shall not delegate any duties required to be taken by the Committee to comply with Code Section 162(m); and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Award Limitations

     4.1 Number of Shares Available for Awards.

(a)	Share Authorization. Subject to adjustment as provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

	(i)	seven million seven hundred fifty thousand (7,750,000) Shares, plus

	(ii)	any Shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the Prior Plan that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).

(b)	Limit on Full Value Awards. To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the Share Authorization by two and fifteen one-hundredths (2.15) Shares; and, to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.

(c)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted under this Plan shall be seven million seven hundred fifty thousand (7,750,000) Shares.

(d)	Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent (5%) of the Share Authorization, any Full Value Awards which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period, and any Full Value Awards which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Full Value Awards in the event of the Participant’s death, Disability, or retirement, or a Change in Control. The Committee shall, in its sole discretion, determine the vesting schedule, if any, that will apply to Awards that are not Full Value Awards.

     4.2 Share Usage. Subject to the terms of this Plan, Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash in lieu of Shares, or (c) are exchanged with the Committee’s permission prior to the issuance of Shares for Awards not involving Shares, shall be available again for grant under this Plan. Shares which are (i) not issued or delivered as a result of the net settlement of an Option or Share-settled SAR, (ii) withheld to satisfy tax withholding obligations on an Option or SAR issued under the Plan, (iii) tendered to pay the Exercise Price of an Option or the Grant Price of a Stock Appreciation Right under the Plan, or (iv) repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. To the extent permitted by applicable law or stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to the Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

     4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) and/or Section 21.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(c)	Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock in any one Plan Year to any one Participant shall be one million (1,000,000).

(d)	Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000).

(e)	Deferred Stock Units: The maximum aggregate grant with respect to Awards of Deferred Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000).

(f)	Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one Plan Year shall be one million (1,000,000) Shares, or equal to the value of one million (1,000,000) Shares, determined as of the Grant Date.

(g)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of seven million dollars ($7,000,000) or the value of one million (1,000,000) Shares, determined as of the Grant Date.

(h)	Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 11.2 (Cash-Based Awards and Other Stock-Based Awards/Other Stock-Based Awards) in any one Plan Year to any one Participant shall be one million (1,000,000) Shares.

     4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. Any such adjustment shall be done in a manner consistent with Code Section 409A and, where applicable, Code Section 424. The Committee may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods as permitted by Code Section 162(m), or as the Committee otherwise determines. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

     Subject to the provisions of Article 21 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, to the extent applicable.

Article 5. Eligibility and Participation

     5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

     5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted. Grants need not be uniform as among Participants.

     5.3 Conditions of Participation. By accepting an Award, each Participant agrees in his or her own behalf and in behalf of his or her beneficiaries (1) to be bound by the terms of the Award Agreement and the Plan and (2) that the Committee (or the Board) may amend the Plan and the Award Agreement without any additional consideration to the extent necessary to avoid penalties arising under Code Section 409A, even if those amendments reduce, restrict or eliminate rights or Awards granted under the Plan or an Award Agreement (or both) before those amendments; provided, however, that the Company or the Committee may (but neither is required to) reimburse an affected Participant or his or her beneficiary for any diminution in the value of an Award associated with any such change.

Article 6. Options

     6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted Options to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

     6.2 Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

     6.3 Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to (a) one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date, or (b) one hundred ten percent (110%) of the FMV of the Shares as determined on the Grant Date in the case of an ISO granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate, as determined under Code Section 422.

     6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable earlier than six (6) months after the Grant Date or later than the seventh (7th) anniversary date of the Grant Date.

     6.5 Exercise of Options. Options granted under this Article 6 (Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

     Options granted under this Article 6 (Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

     6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other longer period, if any, as the Committee may permit) prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

     Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

     6.7 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Options) as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

     6.8 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

     7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted SARs to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

     7.2 SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

     7.3 Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

     7.4 Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable earlier than six (6) months after the Grant Date or later than the seventh (7th) anniversary date of the Grant Date.

     7.5 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

     7.6 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

     At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

     7.7 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

     8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date.

     8.2 Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

     8.3 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, without limitation, a requirement that the Participant pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, acceleration of a Restriction Period based on the achievement of performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

     To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

     8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3 (Restricted Stock and Restricted Stock Units/Other Conditions and Restrictions), each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

     “The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Big Lots 2012 Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Big Lots, Inc.”

     8.5 Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, a Participant receiving a Restricted Stock Award will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any Dividend-Equivalent Rights pursuant to Article 17 (Dividend-Equivalent Rights) of this Plan. Any dividends paid on Restricted Stock will be subject to the same restrictions that affect the Restricted Stock with respect to which the dividend was paid. Dividends paid out of escrow will be treated as remuneration for employment unless an election has been made under Section 8.6 (Restricted Stock and Restricted Stock Units/Section 83(b) Election). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. A Participant shall have no dividend rights with respect to any Restricted Stock Units granted hereunder unless the Participant is also granted Dividend-Equivalent Rights.

     8.6 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Deferred Stock Units

     9.1 In General. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or an Affiliate and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (a) the amount of the Deferred Annual Amount, by (b) the Fair Market Value of a Share on the date such compensation and/or annual bonus would otherwise have been paid (“Deferred Stock Units”). Deferred Stock Units shall be evidenced by a deferral election form (“Deferral Election Form”) containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. The Deferral Election Form shall serve as the Award Agreement for the Deferred Stock Units. Upon receipt of a Deferral Election Form, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time Deferred Stock Units are credited in connection with a Deferral Election Form.

     9.2 Rights as a Stockholder. The Committee may, in its discretion, provide in the Deferral Election Form related to a Deferred Stock Unit, that Dividend Equivalent Rights shall be granted with respect to such Deferred Stock Unit, and if Dividend Equivalent Rights are granted, whether such Dividend Equivalent Rights shall be currently paid to, or credited to the account of, a Participant credited with Deferred Stock Units. Unless otherwise provided by the Committee in the Deferral Election Form, (a) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the number which may be obtained by dividing (i) the value of such dividend or distribution on the record date by (ii) the Fair Market Value of a Share on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (b) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions, if any, as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

     9.3 Vesting. Unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, each Deferred Stock Unit, together with any Dividend–Equivalent Rights credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

     9.4 Settlement. Subject to Article 24 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, the Company shall issue the Shares underlying any of a Participant’s Deferred Stock Units (and any related Dividend-Equivalent Rights) credited to such Participant’s account under this Plan within ninety (90) days following the date of such Participant’s Termination of Employment or Service (or such other Code Section 409A-compliant distribution event as may be elected by the Participant in the initial Deferral Election Form in accordance with the rules and procedures of the Committee and Code Section 409A). The Committee may provide, or the Participant may elect, in the Deferral Election Form applicable to any Deferred Stock Unit that, in lieu of issuing Shares in settlement of that Deferred Stock Units, the Fair Market Value of the Shares corresponding to such Deferred Stock Units shall be paid in cash. For each Share received in settlement of Deferred Stock Units, the Company shall deliver to the Participant a certificate representing such Share, bearing appropriate legends, if applicable. Notwithstanding any other provision of the Plan to the contrary, any distribution that complies with Code Section 409A shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

     9.5 Further Deferral Elections. If permitted by the Committee in the Deferral Election Form, a Participant may, elect to further defer receipt of Shares issuable in respect of Deferred Stock Units in accordance with the requirements of Code Section 409A. Any such redeferral election shall be valid only if : (a) such election does not take effect until at least twelve (12) months after the date on which it is made; (b) in the case of an election not related to a payment on account of Disability, death, or an unforeseeable emergency (within the meaning of Code Section 409A), the distribution is deferred for at least five (5) years from the date such distribution would otherwise have been paid; and (c) any election related to a distribution at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) is made at least twelve (12) months prior to the date on which distributions are otherwise scheduled to be paid. Any redeferral election in accordance with this paragraph shall be irrevocable on the date it is filed with the Committee unless subsequently changed pursuant to this paragraph.

Article 10. Performance Shares, Performance Share Units, and Performance Units

     10.1 Grant of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units, and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

     10.2 Value of Performance Shares, Performance Share Units, and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units, and/or Performance Units that will be paid out to the Participant.

     10.3 Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units, and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units, and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Performance goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares, Performance Share Units or Performance Units or the vesting or lapse of restrictions with respect thereto, based on the level attained. The Committee may also provide in any such Award that any evaluation of performance against a performance goal may include or exclude events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination.

     10.4 Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 11. Cash-Based Awards and Other Stock-Based Awards

     11.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

     11.2 Other Stock-Based Awards. The Committee, at any time and from time to time, may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

     11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

     11.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may pay earned Cash-Based Awards and Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the date the payment was otherwise scheduled to be made.

Article 12. Nonemployee Director Awards

     The Board or a committee of the Board shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement. Nonemployee Directors, pursuant to this Article 12 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Awards as contemplated by this Plan in lieu of cash.

Article 13. Qualified Performance-Based Awards and Performance Measures

     13.1 In General. The Committee shall have the discretionary authority, consistent with Code Section 162(m), to structure any Awards granted to Covered Employees under this Plan to qualify as Qualified Performance-Based Awards. Only the Committee may grant Awards intended to be Qualified Performance-Based Awards. With respect to any Award intended to be a Qualified Performance-Based Award, this Plan and the applicable Award Agreement shall be interpreted and operated consistent with that intention.

     13.2 Options and SARs. Compensation attributable to an Option or SAR is deemed to be a Qualified Performance-Based Award as long as (a) the Committee grants the Option and the SAR, (b) the Exercise Price and Grant Price, respectively, are not less than the Fair Market Value, and (c) such Option or SAR complies with the limitations imposed by Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

     13.3 Qualified Performance-Based Awards Other Than Options or SARS. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the vesting, exercisability, lapse of restrictions, payment or grant, as applicable, must be contingent upon the (a) attainment of a pre-established performance goal or measure (or combination thereof) as specified in this Article 13 (Qualified Performance-Based Awards and Performance Measures), and (b) certification described in Section 13.9 (Qualified Performance-Based Awards and Performance Measures/Certification of Performance).

     13.4 Pre-Establishment Prerequisite for Qualified Performance-Based Awards Other Than Options or SARs. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the Committee shall establish in writing on or before the Final Pre-Establishment Date (a) the Covered Employees to which objective performance goals or measures applicable to a given Performance Period will apply, (b) the objective performance goals or measures (as described in Article 13 (Qualified Performance-Based Awards and Performance Measures)) applicable to a given Performance Period, and (c) such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee Participant if such performance goals are obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

     13.5 Qualified Performance-Based Awards that have Base Pay or Salary-Based Formula Terms. With respect to any Qualified Performance-Based Award compensation formula that is based, in whole or in part, on a percentage of salary or base pay, such salary or base pay must be fixed on or before the Final Pre-Establishment Date for the service period to which the Qualified Performance-Based Award relates.

     13.6 Prohibited Discretion. The terms of the objective formula or standard of a Qualified Performance-Based Award must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. However, the Committee shall retain the discretion to reduce or eliminate the amount of any Award payable to any Participant either on a formula or discretionary basis or any combination, as the Committee determines in its sole discretion.

     13.7 Performance Goals for Qualified Performance-Based Awards. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Qualified Performance-Based Awards shall be limited to the following Performance Measures, which will be derived using the accounting principles generally accepted in the United States of America, to the extent applicable, and will be reported or appear in the Company’s filings with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

          (a) Earnings per common share from continuing operations; or

          (b) Earnings per common share; or

          (c) Operating profit (loss) or Operating income (loss) (as the case may be); or

          (d) Income (Loss) from continuing operations before unusual or infrequent items; or

          (e) Income (Loss) from continuing operations; or

          (f) Income (Loss) from continuing operations before income taxes; or

          (g) Income (Loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

          (h) Income (Loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

          (i) Net income (loss); or

          (j) Income (Loss) before other comprehensive income (loss); or

          (k) Comprehensive income (loss); or

          (l) Income (Loss) before interest and income taxes (sometimes referred to as “EBIT”); or

          (m) Income (Loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”); or

          (n) Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders; or

          (o) Either of items (a) or (b) on a basic basis and any of items (c) through (n) on a basic earnings per share basis, as basic earnings per share is defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, Earnings Per Share (formerly Statement of Financial Accounting Standards (“SFAS”) No. 128), including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements; or

          (p) Either of items (a) or (b) on a diluted basis and any of items (c) through (n) on a diluted earnings per share basis, as diluted earnings per share is defined in ASC 260, Earnings Per Share (formerly SFAS No. 128), including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements; or

          (q) Common stock price; or

          (r) Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders; or

          (s) Percentage increase in comparable store sales; or

          (t) Gross profit (loss) or gross margin (loss) (as the case may be); or

          (u) Economic value added; or

          (v) Any of items (a) through (u) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders; or

          (w) Any of items (a) through (u) above may be determined before or after a minority interest’s share as designated by the Committee; or

          (x) Any of items (a) through (u) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders; or

          (y) Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return (as determined in (r) above) compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

          (z) With respect to items (a), (b), (o) and (p) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated in ASC 260, Earnings Per Share (formerly SFAS No. 128), as amended, revised or superseded.

     13.8 Evaluation of Performance. The Committee may provide in any Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination, to the goals/targets in recognition of the following categories (or any particular item(s) within the following categories or portion(s) thereof):

          (a) Asset impairments as described in ASC 360, Property, Plant and Equipment (formerly SFAS No. 144), as amended, revised or superseded; or

          (b) Costs associated with exit or disposal activities as described in ASC 420, Exit or Disposal Cost Obligations (formerly SFAS No. 146), as amended, revised or superseded; or

          (c) Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described in ASC 350, Intangibles – Goodwill and Other (formerly SFAS No. 142), as amended, revised or superseded; or

          (d) Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing); or

          (e) Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing); or

          (f) Any profit or loss attributable to the business operations of a specified segment as described in ASC 280, Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded; or

          (g) Any profit or loss attributable to a specified segment as described in ASC 280, Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates; or

          (h) Any tax settlement(s) with a tax authority; or

          (i) Any extraordinary item, event or transaction as described in ASC 225-20, Income Statement – Extraordinary and Unusual Items (formerly Accounting Principles Board Opinion (“APB”) No. 30), as amended, revised or superseded; or

          (j) Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-10, Income Statement – Extraordinary and Unusual Items (formerly APB No. 30), as amended, revised or superseded; or

          (k) Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed); or

          (l) Any change in accounting principle as described in ASC 250, Accounting Changes and Error Corrections (formerly SFAS No. 154), as amended, revised or superseded; or

          (m) Unrealized gains or losses on investments in debt and equity securities as described in ASC 320, Investments – Debt and Equity Securities (formerly SFAS No. 115), as amended, revised or superseded; or

          (n) Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815, Derivatives and Hedging (formerly SFAS No. 133), as amended, revised or superseded; or

          (o) Stock-based compensation charges as described in ASC 718, Compensation – Stock Compensation and ASC 505-50, Equity Based Payments to Non Employees (formerly SFAS No. 123R), as amended, revised or superseded; or

          (p) Any gain or loss as reported as a component of other comprehensive income as described in ASC 220, Comprehensive Income (formerly SFAS No. 130), as amended, revised or superseded; or

          (q) Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460, Guarantees (formerly FASB Interpretations (“FIN”) No. 45), as amended, revised or superseded; or

          (r) Any profit or loss as the result of the consolidation of a variable interest entity as described in ASC 810, Consolidation (formerly FIN No. 46R), as amended, revised or superseded; or

          (s) Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation or lawsuit settlement (including collective actions or class action lawsuits); or

          (t) Any charges associated with the early retirement of debt; or

          (u) The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the applicable Performance Period.

     To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

     13.9 Certification of Performance. No Qualified Performance-Based Award shall vest, have restrictions lapse, be payable or granted, as the case may be, any earlier than the Committee certifies in writing (in any manner allowable under Code Section 162(m)) the extent or level of achievement (if at all) to which the objective performance goals (and other material terms) applicable to the Performance Period were satisfied. As provided in Section 13.6 (Qualified Performance-Based Awards and Performance Measures/Prohibited Discretion), the Committee may reduce or eliminate (but not increase) the amount of any Award otherwise payable to a Participant.

     13.10 Death, Disability or Other Circumstances. The Committee may provide in the Award Agreement that an Award intended to qualify as a Qualified Performance-Based Award under this Article 13 (Qualified Performance-Based Awards and Performance Measures) shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control, or under other circumstances consistent with the requirements of Code Section 162(m).

     13.11 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Qualified Performance-Based Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.1 (Qualified Performance-Based Awards and Performance Measures/In General).

     13.12 Shareholder Approval for Qualified Performance-Based Awards. The material terms of the performance goals with respect to Qualified Performance-Based Awards must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the provisions of this Article 13 (Qualified Performance-Based Awards and Performance Measures), if Qualified Performance-Based Awards are to be made under Article 13 (Qualified Performance-Based Awards and Performance Measures) after the date of such shareholders meeting and if required by Code Section 162(m). The material terms include the employees eligible to receive Qualified Performance-Based Awards, a description of the business criteria on which the performance goal is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Article 14. Transferability of Awards

     During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant (or by the Participant’s legal representative in the event of the Participant’s incapacity). Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

Article 15. Impact of Termination of Employment or Service on Awards

     15.1 In General. Unless otherwise determined by the Committee and set forth in the Award Agreement, upon a Participant’s Termination of Employment or Service with or to the Company or an Affiliate, for any reason whatsoever, except as otherwise set forth in this Article 15 (Impact of Termination of Employment or Service on Awards), in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Awards granted to such Participant will be treated as follows:

          (a) Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination of Employment or Service with or to the Company or an Affiliate, terminate on the date of such termination, and (ii) to the extent vested and exercisable as of the date of such Termination of Employment or Service with or to the Company or an Affiliate, remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination for any reason other than death or Disability (but in no event beyond the maximum term of such Award).

          (b) Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will be immediately forfeited.

          (c) Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

          (d) Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

     15.2 Upon Termination of Employment or Service in Connection with a Change in Control. Except as otherwise provided in an Award Agreement, upon a Termination of Employment or Service in connection with a change in control, Awards granted to a Participant will be treated as set forth in Article 20 (Change in Control).

     15.3 Bona Fide Leave. Notwithstanding the fact that a Participant’s employment ostensibly terminates and except as otherwise provided in an Award Agreement, if the Participant is on a bona fide leave of absence, as defined in Treas. Reg. Section 1.409A-1(h)(1), then the Participant will be treated as having a continuing employment relationship (and not as having terminated employment for purposes of this Plan) so long as the period of the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

     15.4 Change in Participant Status. If a Participant changes status from an Employee, Director, or Third Party Service Provider to an Employee, Director, and/or Third Party Service Provider, without interruption, the Committee, in its sole discretion, may permit any Award held by such Participant at the time of such change in status to be unaffected by such status change; provided, however, that an ISO held by an Employee shall be treated as a NQSO on the first (1st) day that is three (3) months after the date that the Participant ceases to be an Employee.

Article 16. Substitution Awards

     Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company or its Affiliate with another corporation, or the acquisition by the Company or its Affiliate of substantially all the assets of another corporation, or the acquisition by the Company or its Affiliate of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted to ensure that the requirements imposed under Code Section 409A and 424, to the extent applicable, are satisfied.

Article 17. Dividend-Equivalent Rights

     Any Participant selected by the Committee may be granted Dividend-Equivalent Rights (in connection with any Award other than an Option of SAR) based on the dividends declared on Shares that are subject to the Award to which they relate, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend-Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, if any Award for which Dividend-Equivalent Rights have been granted has its vesting or grant dependent upon the achievement of one or more performance goals, then the Dividend-Equivalent Rights shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may Dividend-Equivalent Rights be granted for any Option or SAR.

Article 18. Beneficiary Designation

     Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 19. Rights of Participants

     19.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company or its Affiliates at any time or for any reason, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and, accordingly, subject to Article 3 (Administration) and Article 21 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Affiliates. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.

     19.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

     19.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 20. Change in Control

     20.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise specifically provided in an Award Agreement, but subject to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) in the event of a Change in Control:

          (a) Any Options and SARs outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

          (b) All remaining Restriction Periods shall be accelerated and any remaining restrictions applicable to any Restricted Stock Awards shall lapse and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

          (c) All remaining Restriction Periods shall be accelerated and any remaining restrictions applicable to any Restricted Stock Units shall lapse and such Restricted Stock Units shall become free of all restrictions and become fully vested and redeemed to the full extent of the original grant (i.e., the Restriction Period shall lapse);

          (d) Any performance goal or other condition with respect to any Performance Units, Performance Shares, and Performance Share Units shall be deemed to have been satisfied in full, and the Common Shares or cash subject to such Award shall be fully distributable;

          (e) Any remaining restrictions, performance goals or other conditions with respect to any Deferred Stock Units shall lapse and such Deferred Stock Unit shall be deemed to have been satisfied in full, and the Common Shares or cash subject to such Award shall be fully distributable; and

          (f) Any Cash-Based Awards and Other Stock-Based Awards outstanding as of the date of such Change in Control and not then vested shall vest to the full extent of the original grant.

     Notwithstanding the foregoing, with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, unless the Committee determines otherwise in the Award Agreement, such Award shall be paid, distributed or settled, as applicable: (i) on the occurrence of a Change in Control if that Change in Control constitutes a “change in control event” within the meaning of Code Section 409A; or (ii) in accordance with the terms provided in the Award Agreement if that Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A.

     20.2 Effect of Code Section 280G. Except as otherwise provided in the Award Agreement or any other written agreement between the Participant and the Company or any Affiliate in effect on the date of the Change in Control, if the sum (or value) due under Section 20.1 (Change in Control/Impact of Event) that are characterizable as parachute payments, when combined with other parachute payments attributable to the same Change in Control, constitute “excess parachute payments” as defined in Code Section 280G(b)(1), the entity responsible for making those payments or its successor or successors (collectively, “Payor”) will reduce the Participant’s benefits under the Plan by the smaller of (a) the value of the sum or the value of the payments due under Section 20.1 (Change in Control/Impact of Event), or (b) the amount necessary to ensure that the Participant’s total “parachute payment” as defined in Code Section 280G(b)(2)(A) under the Plan and all other agreements will be $1.00 less than the amount that would generate an excise tax under Code Section 4999. Any reduction pursuant to this Section 20.2 (Change in Control/Effect of Code Section 280G) shall be first applied against parachute payments (as determined above) that are not subject to Code Section 409A and, thereafter, shall be applied against all remaining parachute payments (as determined above) subject to Code Section 409A on a pro rata basis.

Article 21. Amendment, Modification, Suspension, and Termination

     21.1 Amendment, Modification, Suspension, and Termination. Subject to Section 21.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and Section 21.5 (Amendment, Modification, Suspension, and Termination/Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

     21.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Except to the extent prohibited under Code Sections 409A and 424, to the extent applicable, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.4 (Shares Subject to this Plan and Award Limitations/ Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

     21.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

     21.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (a) conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A to the extent applicable), and to the administrative regulations and rulings promulgated thereunder; (b) permitting the Company or its Affiliates to receive a tax deduction under applicable law; or (c) avoiding an expense charge to the Company or its Affiliates. By accepting an Award under this Plan, a Participant consents to any amendment made pursuant to this Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law) to any Award granted under the Plan without further consideration or action.

     21.5 Repricing Prohibition. Except to the extent (a) approved by the Company’s shareholders, or (b) provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

     21.6 Reload Prohibition. Regardless of any other provision of the Plan, no Participant will be entitled to (and no Committee discretion may be exercised to extend to any Participant) an automatic grant of additional Awards in connection with the exercise of an Option or otherwise.

Article 22. Withholding

     22.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. As soon as practicable after the date as of which the amount first becomes includible in the gross income of the Participant (but no later than the last business day of the calendar quarter during which the amount first becomes includible in gross income), the Participant shall pay to the Company or an Affiliate (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, provincial, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

     22.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the taxes in cash or transferring to the Company Shares owned by the Participant that would satisfy the minimum statutory total tax (but no more than such minimum) with respect to the Company’s withholding obligation, the Participant shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax (but no more than the such minimum) that could be imposed on the transaction. All such elections shall be irrevocable, made by the Participant in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 23. Successors

     All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.

Article 24. General Provisions

     24.1 Recovery of Compensation. Any Award issued under this Plan will be subject to any clawback policy developed by the Board of Directors or the Committee that is consistent with applicable law, whether such Award was granted before or after the effective date of any such clawback policy.

     24.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

     24.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

     24.4 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     24.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any

Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its Affiliates, or the directors or officers of any such entities, shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

     24.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

     24.7 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

     24.8 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Affiliates operate or have Employees, Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

          (a) Determine which Affiliates shall be covered by this Plan;

          (b) Determine which Employees, Directors and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

          (c) Modify the terms and conditions of any Award granted to Employees, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

          (d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 24.8 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

          (e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

     Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

     24.9 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     24.10 Unfunded Plan. It is intended that this Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan and Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan.

     24.11 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated (i.e., rounded down to the nearest whole Share).

     24.12 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

     24.13 Compliance with Code Section 409A.

          (a) In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. All Award Agreements shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. To the extent that any provision of the Plan or an Award Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan or an Award to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed amended to the extent practicable to avoid adverse tax consequences under Code Section 409A for the Participant (including his or her beneficiaries). In no event shall a Participant, directly or indirectly, designate the calendar year in which payment, distribution or settlement, as applicable, of an Award subject to Code Section 409A is made, except in accordance with Code Section 409A. Notwithstanding any provision in this Plan to the contrary, neither the Company nor the Committee shall have any liability to any person in the event such Code Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries.

          (b) Six-Month Delay for Specified Employees. Notwithstanding anything in this Plan or an Award Agreement to the contrary, if a Participant is a “specified employee,” within the meaning of Code Section 409A and as determined under the Company’s policy for determining specified employees, on the date of his “separation from service”, within the meaning of Code Section 409A, the distribution, payment or settlement, as applicable, of all of Participant’s Awards that are both (i) subject to Code Section 409A and (ii) distributable, payable or settleable, as appropriate, on account of a separation from service, shall be postponed for six (6) months following the date of the Participant’s separation from service. If a distribution, payment or settlement, as applicable, is delayed pursuant to this paragraph, the distribution, payment or settlement, as applicable, shall be made within the thirty (30)-day period following the first (1st) business day of the seventh (7th) month following the Participant’s separation from service; provided that if the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. This distribution, payment or settlement, as applicable, shall include the cumulative amount of any amount that could not be paid or provided during such period.

          (c) Elective Deferrals. No Participant elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Deferred Stock Units are permitted under this Plan. Instead, any such elective deferrals of compensation shall only be permitted pursuant to the Company’s nonqualified deferred compensation plan. To the extent elective deferrals or re-deferrals are permitted under this Plan, such elections shall be made in accordance with the requirements of Code Section 409A and the rules, procedures and forms specified from time to time by the Committee.

          (d) Mandatory Deferrals. If, at the grant of an Award under this Plan, the Committee decides that the payment of compensation with respect to such Award shall be deferred compensation within the meaning of Code Section 409A, then, the Committee shall set forth the time and form of payment in the Award Agreement in a manner consistent with Code Section 409A.

          (e) Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made in the form and upon an event or at a time permitted under Code Section 409A.

     24.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

     24.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

     24.16 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

     24.17 Offset. Subject to the requirements of Code Section 409A, if applicable, (a) any amounts owed to the Company or an Affiliate by a Participant of whatever nature up to the fullest extent permitted by applicable law may be offset by the Company from the value of any Award to be transferred to the Participant, and (b) no Shares, cash or other thing of value under the Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and its Affiliates. However, no waiver of any liability (or the right to apply the offset described in this Section 24.17 (General Provisions/Offset)) may be inferred because the Company pays an Award to a Participant with an outstanding liability owed to the Company or an Affiliate.

     24.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. The Plan shall be construed to comply with all applicable law and to avoid liability (other than a liability expressly assumed under the Plan or an Award Agreement) to the Company, an Affiliate or a Participant. Recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in Franklin County, Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

     24.19 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a web site maintained by the Company or an Affiliate or by a third party under contract with the Company or an Affiliate) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

     24.20 No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

     24.21 Indemnification. To the maximum extent permitted under the Company’s Articles of Incorporation and Code of Regulations, each person who is or shall have been a member of the Board, a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any (a) loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Code of Regulations, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

     24.22 No Obligation to Disclose Material Information. Except to the extent required by applicable securities laws, none of the Company, an Affiliate, the Committee, or the Board shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Shares that may be issued or acquired under the Plan.

     24.23 Entire Agreement. Except as expressly provided otherwise, this Plan and any Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and any Award Agreement, the terms and conditions of the Plan shall control.

APPENDIX B

Executive Compensation Peer Groups for Fiscal 2011 Executive Compensation

The retailer-only peer group was comprised of the following companies:

99 Cents Only Stores	Collective Brands	Limited Brands
Abercrombie & Fitch	Dollar General	PETsMART
Advanced Auto Parts	Dollar Tree	Ross Stores
Bed Bath & Beyond	DSW	TJX Companies
BJ’s Wholesale Club	Family Dollar	Tractor Supply

The broader peer group was comprised of the following companies:

7-Eleven	Foot Locker	Phillips-Van Heusen
A.C. Moore Arts & Crafts	Fossil, Inc.	Pier 1 Imports
Abercrombie & Fitch	GameStop Corp.	Polo Ralph Lauren
Academy Sports & Outdoors	Gap	Price Chopper Supemarkets
Ace Hardware	General Nutritional Centers	Publix SuperMarkets
adidas America	Genesco	QVC
Advance Auto Parts	Gymboree	Rack Room Shoes
Aeropostale	Half Price Books, Records	RadioShack
Ahold USA	Hallmark - Retail	Ralph Lauren
Alex Lee	Hanesbrands	Recreational Equipment
Amazon.com	Harley-Davidson Motor Company	Redcats USA
American Eagle Outfitters	Harris Teeter	Reebok International
AmericourceBergen	Harry Winston	Rent-A-Center
Andersons	HD Supply	Restoration Hardware
Ann Taylor	HDS Retail North America	Retail Brand Alliance
Arrow Electronics	Helzberg Diamonds	Richemont
Ashland / The Valvoline Company	Hennes and Mauritz, LP	Ritchie Bros. Auctioneers
AutoZone	Hermes	Rite Aid Corporation
Avis Budget Group	Hess Corporation	Ross Stores
Axcess Financial Services	Hhgregg	Safeway
Bebe Stores	Home Depot	Safilo USA
Belk	Home Shopping Network	Saks
Best Buy	Hot Topic	Savers
BI-LO, LLC	HSN, Inc.	Sears Holdings
BJ’s Wholesale Club	Hudson’s Bay Company	Shoe Carnival, Inc.
Body Shop	Ingles Markets, Inc.	ShopKo Stores
Bon-Ton Stores	InMotion Entertainment	Smile Brands
Boy Scouts – Supply Group	J. Crew	Sonic Automotive
Brookstone, Inc.	J. Jill	Spartan Stores
Brown Shoe Company	J.C. Penny	Spencer Gifts
Build-A-Bear Workshop	Jewelry Television	St. John Knits International
Burberry	Jo-Ann Stores	Stage Stores
Burlington Coat Factory	Jockey International, Inc.	Staples
C&S Wholesale Grocers	Kenneth Cole Productions	Starbucks
Cabela’s	Knowledge Learning Corp	Sterling Jewelers
Cardinal Health	Kohl’s	SUPERVALU
Caribou Coffee Company	L.L. Bean	Talbots
CBRL Group	Levi Strauss	Target
Charlotte Russe	LF USA	The Coca-Cola Company
Charming Shoppes	Limited Brands	The Fresh Market, Inc.

B-1

Chevron Stations	Liz Claiborne	The Kroger Co.
Chico’s FAS	Lord & Taylor	The Pantry
Children’s Place	Lowe’s	The Sports Authority
Chipotle Mexican Grill	lululemon athletica usa	The TJX Companies
Christies European Holdings	Luxottica Retail US	The Walt Disney Co.
Christopher & Banks	Louis Vuitton	The Yankee Candle Co.
Circle K Stores, Inc.	Macy’s	Tiffany & Co.
Coach	Marathon Oil Corporation	Tory Burch
Coldwater Creek	Mary Kay	Total Wine & More
Collective Brands	McDonalds’s Corporation	Toys “R” Us
Columbua Sportswear	Meijer	Tractor Supply
Covidien	Michaels Stores	Tween Brands
Crate and Barrel	Movado	U.S. Foodservice
CVS/Caremark	Nash-Finch	Ulta Salon, Cosmetics & Fragrance
Deckers Outdoor Corporation	Navy Exchange Service Command	United Rentals
Delhaize America	Neiman Marcus Group	Universal Orlando
DFS	New Balance Athletic Shoe, Inc.	University Book Store
Dick’s Sporting Goods	New York & Company	Vail Resorts, Inc.
Disney Stores	Nike	VF Corporation
Dollar General	Nordstrom	VWR International
Dollar Tree	Office Depot	W.W. Grainger
Dot Foods	OfficeMax	Walgreen
DSW	Omnicare	Wal-Mart
Eastern Mountain Sports	Oxford Industries, Inc.	Warnaco
eBay	Panda Restaurant Group	Wawa Inc.
Express	Papa Johns	Wegmans Food Market
Exxon Mobil Corporation	Performance Food Group	West Marine Products
Family Dollar Stores	PETCO	Whole Foods Market
FedEx	PetSmart	Williams-Sonoma
Winn-Dixie Stores
Wolverine World Wide, Inc.
Zale

B-2

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 22, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M45437-P24805-Z57466	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.				For All	Withhold All	For All Except

1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below.			☐	☐	☐

	01)	Jeffrey P. Berger	06)	Philip E. Mallott
	02)	James R. Chambers	07)	Russell Solt
	03)	Steven S. Fishman	08)	James R. Tener
	04)	Peter J. Hayes	09)	Dennis B. Tishkoff
	05)	Brenda J. Lauderback

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	APPROVAL OF THE BIG LOTS 2012 LONG-TERM INCENTIVE PLAN. The Board of Directors recommends a vote FOR the approval of the Big Lots 2012 Long-Term Incentive Plan.	☐	☐	☐

3.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.	☐	☐	☐

4.

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2012 fiscal year.

		☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 23, 2012:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended January 28, 2012 are available at www.proxyvote.com.

M45437-P24805-Z57466

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 23, 2012
Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoints Steven S. Fishman, Joe R. Cooper and Charles W. Haubiel II, and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 23, 2012, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval of the Big Lots 2012 Long-Term Incentive Plan (Proposal Two); (iii) FOR the approval, on an advisory basis, of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Three); and (iv) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2012 (Proposal Four). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as Big Lots' Board of Directors may recommend. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 23, 2012 meeting and the Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

PLEASE SIGN AND DATE ON THE REVERSE SIDE